                                                                    Exhibit 2.0
                                                                    -----------







                            STOCK PURCHASE AGREEMENT

                                  By and Among

                          POLYMEDICA INDUSTRIES, INC.,

                          LIBERTY MEDICAL SUPPLY, INC.

                                     and the

                                 STOCKHOLDERS OF
                          LIBERTY MEDICAL SUPPLY, INC.

                                TABLE OF CONTENTS
                                -----------------

Section                                                                     Page
- -------                                                                     ----

1.   Purchase and Sale of the Shares.......................................   1
     -------------------------------
     1.1      Purchase of the Shares from the Stockholders.................   1
     1.2      Further Assurances...........................................   2
     1.3      Purchase Price...............................................   2
     1.4      The Closing..................................................   4
     1.5      Post-Closing Adjustments and Contingent Purchase Price.......   4

2.   Certain Agreements....................................................   6
     ------------------
     2.1      Certain Tax Matters..........................................   6
     2.2      Employment Agreements........................................   6
     2.3      Certain Assets...............................................   7
     2.4      Certain Employees............................................   7

3.   Representations of the Stockholders Regarding the Shares..............   7
     --------------------------------------------------------

4.   Representations of the Company and the Stockholders...................   8
     ---------------------------------------------------
     4.1      Organization.................................................   8
     4.2      Capitalization of the Company................................   9
     4.3      Authorization................................................   9
     4.4      Financial Statements.........................................  10
     4.5      Absence of Undisclosed Liabilities...........................  10
     4.6      Litigation...................................................  11
     4.7      Insurance....................................................  11
     4.8      Inventory....................................................  11
     4.9      Fixed Assets.................................................  12
     4.10     Leases.......................................................  12
     4.11     Change in Financial Condition and Assets.....................  12
     4.12     Tax Matters..................................................  13
     4.13     Accounts Receivable..........................................  15
     4.14     Books and Records............................................  15
     4.15     Contracts and Commitments....................................  15
     4.16     Compliance with Agreements and Laws..........................  18
     4.17     Employee Relations...........................................  18
     4.18     Absence of Certain Changes or Events.........................  19
     4.19     Suppliers....................................................  21
     4.20     Bank Accounts................................................  21
     4.21     Prepayments and Deposits.....................................  21
     4.22     Trade Names and Other Intangible Property....................  21
     4.23     Employee Benefit Plans.......................................  22
     4.24     Assets Complete..............................................  25

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

Section                                                                            Page
- -------                                                                            ----

     4.25     Regulatory Approvals.................................................  26
     4.26     Indebtedness to and from Officers, Directors and Shareholders........  26
     4.27     Powers of Attorney and Suretyships...................................  26
     4.28     Disclosure...........................................................  26
     4.29     Securities Representations...........................................  26

5.   Representations of the Buyer..................................................  27
     ----------------------------
     5.1      Organization and Authority...........................................  27
     5.2      Capitalization of the Buyer..........................................  28
     5.3      Authorization........................................................  28
     5.4      Regulatory Approvals.................................................  28
     5.5      Disclosure Documents.................................................  28
     5.6      Change in Financial Condition and Assets.............................  28

6.   Access to Information; Public Announcements...................................  29
     -------------------------------------------
     6.1      Access to Personnel, Properties and Records..........................  29
     6.2      Confidentiality......................................................  30
     6.3      Public Announcements.................................................  30

7.   [Intentionally Omitted]

8.   Best Efforts to Obtain Satisfaction of Conditions.............................  30
     -------------------------------------------------

9.   Conditions to Obligations of the Buyer........................................  30
     --------------------------------------
     9.1      Continued Truth of Representations and Warranties of the Company
              and the Stockholders; Compliance with Covenants and Obligations......  30
     9.2      Corporate Proceedings................................................  31
     9.3      Governmental Approvals...............................................  31
     9.4      Consents of Lenders, Lessors and Other Third Parties.................  31
     9.5      Adverse Proceedings..................................................  31
     9.6      Opinion of Counsel...................................................  31
     9.7      Due Diligence........................................................  31
     9.8      The Shares...........................................................  31
     9.9      [Intentionally Omitted]
     9.10     Employment Contracts.................................................  32
     9.11     Termination of Employment............................................  32
     9.12     Termination of the Shareholders' Agreement...........................  32
     9.13     Material Adverse Change..............................................  32
     9.14     Closing Deliveries...................................................  32



Section                                                                            Page
- -------                                                                            ----

10.  Conditions to Obligations of the Stockholders................................  33
     ---------------------------------------------
     10.1     Continued Truth of Representations and Warranties of the Buyer;
              Compliance with Covenants and Obligations...........................  33
     10.2     Corporate Proceedings...............................................  33
     10.3     Governmental Approvals..............................................  33
     10.4     Consents of Lenders, Lessors and Other Third Parties................  33
     10.5     Adverse Proceedings.................................................  34
     10.6     Opinion of Counsel..................................................  34
     10.7     Registration Rights Agreement.......................................  34
     10.8     Employment Contracts................................................  34
     10.9     Closing Deliveries..................................................  34
     10.10    Due Diligence.......................................................  35
     10.11    Material Adverse Change.............................................  35

11.  Indemnification..............................................................  35
     ---------------
     11.1     By the Buyer........................................................  35
     11.2     By the Company and the Stockholders; Set-off........................  36
     11.3     Claims for Indemnification..........................................  37
     11.4     Defense by Indemnifying Party.......................................  38
     11.5     Payment of Indemnification Obligation...............................  38
     11.6     Survival of Representations; Claims for Indemnification.............  38
     11.7     Payment of Indemnification Claims...................................  39
     11.8     Limitations on Liability for Indemnity..............................  39

12.  Post-Closing Agreements......................................................  40
     -----------------------
     12.1     Proprietary Information.............................................  40
     12.2     Non-Competition Agreement...........................................  40
     12.3     Sharing of Data.....................................................  41
     12.4     Use of Name.........................................................  41
     12.5     Cooperation in Litigation...........................................  42
     12.6     Product Claims and Returns..........................................  42
     12.7     Cooperation with Buyer's Reporting Requirements.....................  42
     12.8     Repurchase of Accounts Receivable...................................  42

13.  Termination of Agreement.....................................................  44
     ------------------------
     13.1     Termination by Lapse of Time........................................  44
     13.2     Termination by Agreement of the Parties.............................  44
     13.3     Termination by Reason of Breach.....................................  44
     13.4     Liquidated Damages..................................................  44



14.   Brokers........................................................  45
      -------
      14.1     For the Company.......................................  45
      14.2     For the Buyer.........................................  45

15.   Notices........................................................  45
      -------

16.   Successors and Assigns.........................................  47
      ----------------------

17.   Entire Agreement; Amendments; Attachments......................  47
      -----------------------------------------

18.   Expenses.......................................................  47
      --------

19.   Legal Fees.....................................................  47
      ----------

20.   Governing Law..................................................  48
      -------------

21.   Section Headings...............................................  48
      ----------------

22.   Severability...................................................  48
      ------------

23.   Counterparts...................................................  48
      ------------


Schedules to be provided by the Seller
- --------------------------------------

   I                 Shares of Stockholders
   4.3        -      Third Party Consents of Company and the Stockholders
   4.5        -      Undisclosed Liabilities
   4.6        -      Litigation
   4.7        -      Insurance
   4.8        -      Inventory
   4.9        -      Fixed Assets
   4.10       -      Leases
   4.11       -      Changes in Financial Condition
   4.12       -      Tax Matters
   4.13       -      Accounts Receivable
   4.15       -      Contracts
   4.16       -      Permits
   4.17       -      Employee Relations
   4.18       -      Certain Changes or Events
   4.19       -      Suppliers
   4.20       -      Bank Accounts
   4.21       -      Prepayments and Deposits
   4.22       -      Intangible Property

   4.23       -      Employee Plans
   4.26       -      Affiliated Indebtedness
   4.27       -      Powers of Attorney and Suretyships

Schedules to be provided by the Buyer
- -------------------------------------

   2.1        -      Allocation of Purchase Price (To be Delivered Post-Closing)
   2.4               Non-continued Employees
   5.2               Capitalization of Buyer
   5.3               Third Party Consents of Buyer

Exhibits
- --------

A    -   Form of Promissory Note
B    -   Registration Rights Agreement
C    -   Opinion of Robinson & Cole
D1   -   Employment Contract of Mark Libratore
D2   -   Employment Contract of Edward Reilly
E    -   Opinion of Hale and Dorr

                            STOCK PURCHASE AGREEMENT
                            ------------------------


     This agreement (as amended and supplemented from time to time, this "Agreement") is made as of the 30th day of August, 1996 by and among PolyMedica Industries, Inc., a Massachusetts corporation (the "Buyer"), Liberty Medical Supply, Inc., a Florida corporation (the "Company"), and Mark A. Libratore ("Libratore"), Edward F. Reilly ("Reilly" and together with Libratore, the "Management Stockholders") and Ann E. Royer (together with the Management Stockholders, the "Stockholders"), who collectively own all of the issued and outstanding capital stock of the Company.

                              Preliminary Statement
                              ---------------------

     A. Each of the Stockholders owns the number of the issued and outstanding shares of the Common Stock, $1.00 par value per share (the "Company's Common Stock"), of the Company set forth opposite his or her name on SCHEDULE I attached hereto, which shares in the aggregate represent all of the issued and outstanding shares of capital stock of the Company (collectively, the "Shares").

     B. The Company is engaged primarily in distributing diabetic testing supplies, medical products and educational materials by mail (the "Business").

     C. Subject to the terms and conditions stated herein, the Buyer desires to purchase from the Stockholders, and the Stockholders desire to sell to the Buyer, the Shares for the consideration set forth below (such purchase and sale being hereinafter referred to as the "Stock Purchase").

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1.  Purchase and Sale of the Shares
         -------------------------------

         1.1 PURCHASE OF THE SHARES FROM THE STOCKHOLDERS. Subject to and upon the satisfaction of the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), each Stockholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Stockholder, all the Shares owned by such Stockholder, as set forth opposite such Stockholder's name on SCHEDULE I attached hereto. At the Closing each Stockholder shall deliver to the Buyer certificates evidencing the Shares owned by such Stockholder, duly endorsed in blank or with stock powers duly executed by such Stockholder, against payment by the Buyer in accordance with Section 1.3 of the Purchase Price of such Shares.

         1.2 FURTHER ASSURANCES. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, each Stockholder shall promptly execute and deliver, to the extent consistent with the terms and conditions of this Agreement, such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other actions as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer and to confirm the Buyer's title to all of the Shares owned by such Stockholder, to assist the Buyer in exercising all rights with respect thereto, and to carry out the purpose and intent of this Agreement.

         1.3 Purchase Price.
             --------------

             (a) The purchase price (the "Purchase Price") to be paid by the Buyer for the Shares shall be an amount equal to (i) Nine Million Dollars ($9,000,000), subject to the adjustments provided in Section 1.5 hereof (the "Base Purchase Price"), PLUS (ii) the Contingent Purchase Price, if any. The Base Purchase Price shall be payable in the manner described in paragraph (d) of this Section 1.3. The Contingent Purchase Price shall be payable in the manner described in Section 1.5 hereof.

             (b) The "Contingent Purchase Price" shall be payable only to Messrs. Libratore and Reilly and shall be an amount, if any, determined with respect to each of the calendar years ending December 31, 1997, 1998 and 1999 equal to one-half (1/2) of the Excess Net Revenue of the Business for the applicable calendar year multiplied by the Pre-Tax Margin for such year provided, however, that (i) the aggregate maximum Contingent Purchase Price payable with respect to such three calendar years shall not in the aggregate exceed One Million Dollars ($1,000,000) and (ii) the maximum amount payable by the Buyer with respect to any such calendar year shall not exceed the greater of
(x) $350,000 and (y) $350,000 plus 50% of any amount by which the amount payable by the Buyer pursuant to this Section 1.3(b) with respect to the immediately prior year was less than $350,000 (and was not previously included in the calculation under this clause (y)).

                 For the purpose of determining the Contingent Purchase Price:

                 "Excess Net Revenue" shall mean the amount, if any, by which Net Revenues attributable to the Business for each of the years ending December 31, 1997, 1998 and 1999 exceed Net Revenues attributable to the Business for the immediately preceding year ending December 31; provided, however, that Net Revenues attributable to the Business for each of the years ending December 31, 1996, 1997, 1998 and 1999 shall be deemed to be the greater of $12,950,000 and the actual Net Revenues attributable to the Business for such year. "Net Revenues" shall mean sales less refunds.

                 "Pre-Tax Margin" shall mean the percentage determined by dividing the Pre-Tax Income attributable to the Business in any given fiscal year by the Net Revenue attributable to the Business for such fiscal year; provided, however, that if the actual Pre-Tax Margin for any fiscal year is less than 13%, then the Pre-Tax Margin for such fiscal year shall be deemed to be zero (0). "Pre-Tax Income" shall mean Net Revenues of the Business less costs of sales, operating and other expenses of the Business, but without deduction for income taxes or any allocation of corporate overhead of the Buyer, determined in accordance with Generally Accepted Accounting Principles ("GAAP") and, to the extent consistent with GAAP, the Company's past accounting practices.

             (c) [Intentionally Omitted]

             (d) Subject to and upon the satisfaction of the terms and conditions of this Agreement and in consideration for the sale, transfer, conveyance, assignment and delivery of the Shares to the Buyer, the Buyer on the Closing Date (i) shall pay to the Stockholders (in the percentages set forth opposite each such Stockholder's name on SCHEDULE I attached hereto) in cash, by cashier's or certified check or by wire transfer of immediately available funds to an account designated by any Stockholder requesting payment by wire transfer the sum of Six Million Seven Hundred and Fifty Thousand Dollars ($6,750,000),
(ii) shall deliver to each of Messrs. Libratore and Reilly a two-year non-negotiable, unsecured, subordinated promissory note in the principal amount of Four Hundred Thirty-Seven Thousand and Five Hundred Dollars ($437,500), bearing interest at the simple rate of 7.00% per annum, of the Buyer and shall deliver to Ann E. Royer a two-year non-negotiable, unsecured, subordinated promissory note in the principal amount of Three Hundred and Seventy-Five Thousand Dollars ($375,000), bearing interest at the simple rate of 7.00% per annum, of the Buyer (the "Promissory Notes"), substantially in the form attached hereto as EXHIBIT A and (iii) shall deliver to the Stockholders (in the proportion set forth on SCHEDULE I hereof) such number of shares of the Buyer's Common Stock, par value $0.01 per share (the "Buyer's Common Stock"), as have an aggregate value of One Million Dollars ($1,000,000) as determined in accordance with Section 1.3(g) registered in the respective names of the Stockholders (the "Stock Purchase Price").

             (e) Each Stockholder agrees that his or her Promissory Note shall be retained by each Stockholder until the maturity thereof.

             (f) The Buyer agrees to enter into a registration rights agreement (the "Registration Rights Agreement") substantially in the form attached hereto as EXHIBIT B on or before the Closing Date.

             (g) The number of shares of the Buyer's Common Stock to be issued pursuant to Section 1.3(d) of this Agreement shall be the number obtained by dividing the Stock Purchase Price by the average of the closing sale price per share of the Buyer's Common Stock on the American Stock Exchange during the fifteen trading days ending on the third trading day immediately prior to the Closing Date.

         1.4 THE CLOSING. The Closing shall take place at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts commencing at 9:00 a.m., Boston time, on August 30, 1996 or at such other place, time or date as may be mutually agreed upon in writing by the parties hereto. The Stock Purchase shall be deemed to occur at 9:00 a.m., Boston time, on the date of the Closing (the "Closing Date").

         1.5 Post-Closing Adjustments and Contingent Purchase Price.
             ------------------------------------------------------

             The Purchase Price set forth in Section 1.3 hereof shall be subject to adjustment after the Closing Date as follows:

             (a) As promptly as possible following August 31, 1996 (the "Closing Balance Sheet Date"), the Buyer shall review the books and records of the Company as of the Closing Balance Sheet Date. Not later than 60 days after the Closing Balance Sheet Date, the Buyer shall deliver a balance sheet of the Company as of the Closing Balance Sheet Date (the "Closing Balance Sheet") to the Stockholders. The Closing Balance Sheet shall be prepared in accordance with GAAP applied consistently and, to the extent consistent with GAAP, with the Company's past accounting practices, without any adjustments applicable solely as a result of the Stock Purchase by the Buyer on the Closing Date. The Closing Balance Sheet shall be accompanied by a statement setting forth the amount, together with the calculations showing the basis for the determination of such amount, if any, by which the Stockholders' Equity as of the Closing Balance Sheet Date, without any adjustments applicable solely as a result of the Stock Purchase by the Buyer, is less than $1,600,000 (the "Adjustment Amount").

             (b) Not later than March 31 in each of 1998, 1999 and 2000, the Buyer shall deliver to the Stockholders a statement of income (each, a "Statement of Income") of the Business as of the close of the fiscal year ending on the immediately preceding December 31. Each Statement of Income shall be prepared in accordance with GAAP applied consistently and, to the extent consistent with GAAP, with the Company's past accounting practices, but without deduction for income taxes or any allocation of corporate overhead of the Buyer, and shall be certified by the Buyer's chief financial officer. Each Statement of Income shall be accompanied by a statement prepared by and certified by the Buyer's chief financial officer setting forth the Contingent Purchase Price, if any, with respect to such year together with the calculations showing the basis for the determination of any such amount.

             (c) The Buyer shall be entitled to have the balance sheet of the Company as of December 31, 1994 and 1995 and statements of income and cash flow for the fiscal years then ended audited by independent public accountants to the Buyer. The Stockholders agree to co-operate with such audit. The fees and expenses of the accountants reasonably incurred in connection with such audit shall be borne by the Buyer and be reimbursed by the Stockholders (in the proportions set forth on SCHEDULE I hereof) in an amount of up to $50,000.

             (d) Upon the calculation of the Adjustment Amount, if any, the Purchase Price shall be adjusted (as so adjusted, the "Adjusted Purchase Price")
(i) by deducting the Adjustment Amount, if the Stockholders' Equity as of the Closing Balance Sheet Date, without any adjustments applicable solely as a result of the Stock Purchase by the Buyer, is less than $1,600,000 or (ii) by adding the Adjustment Amount, if the Stockholders' Equity as of the Closing Balance Sheet Date, without any adjustments applicable solely as a result of the Stock Purchase by the Buyer, is greater than $1,600,000. If the Adjusted Purchase Price is less than the Base Purchase Price, the deficiency, together with interest thereon at the rate of 7% per annum from the Closing Date to the payment of such deficiency, shall be paid by the Stockholders to the Buyer. Any Adjustment Amount due to the Buyer pursuant to this Section 1.5 shall be paid to the Buyer by the Stockholders (in the proportions set forth on SCHEDULE I hereof), in cash, by cashier's or certified check or by wire transfer of immediately available funds to an account designated by the Buyer. If the Adjusted Purchase Price is greater than the Base Purchase Price, the excess shall be paid by the Buyer to the Stockholders. Any Adjustment Amount due to the Stockholders pursuant to this Section 1.5 shall be paid by the Buyer to the Stockholders (in the proportions set forth on SCHEDULE I hereof), in cash, by cashier's or certified check or by wire transfer of immediately available funds to an account designated by each Stockholder.

             (e) In the event that on the date 270 days after the Closing Date (the period prior to which and from the Closing Date is referred to herein as the "Collection Period"), any accounts receivable of the Company remain uncollected, the Stockholders (in the proportions set forth on SCHEDULE I hereof) shall pay to the Buyer an amount (the "Uncollected Accounts Receivable Amount"), if any, by which (i) the principal amount of such uncollected accounts receivable ("Uncollected Accounts Receivable") exceeds (ii) the sum of (x) the reserve for bad debts on the Closing Date and (y) $30,000. The Buyer shall provide the Stockholders with a notice showing the amount of uncollected accounts receivable and the amount due under this Section 1.5(e) and such amount shall be payable to the Buyer within 30 days after delivery of such notice. The Buyer agrees to cause the Company to take such reasonable collection measures as are consistent with the Company's historical practice to collect the Company's accounts receivable.

             (f) The Contingent Purchase Price, if any, for the years ending December 31, 1997, 1998 and 1999 due to Messrs. Libratore and Reilly pursuant to
Section 1.3(b) shall be payable upon the date that the Contingent Purchase Price with respect to such fiscal year has been agreed upon by the Buyer and Messrs. Libratore and Reilly. Any Contingent Purchase Price for any year shall be paid by the Buyer to Messrs. Libratore and Reilly in cash, by cashier's or certified check or by wire transfer of immediately available funds to an account designated by each of Messrs. Libratore and Reilly.

     2.  Certain Agreements
         ------------------

         2.1 CERTAIN TAX MATTERS. Each Stockholder will join with the Buyer in making an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") (and any corresponding election under state, local or foreign tax law), with respect to the purchase and sale of the Shares (a "Section 338(h)(10) Election"). Each Stockholder shall be responsible for the payment of any taxes of the Company required to be made by reason of the making of the Section 338(h)(10) Election or any other such elections. The Buyer and each Stockholder shall cooperate fully with each other in the making of such
Section 338(h)(10) Election. In particular, and not by way of limitation, in order to effect such Section 338(h)(10) Election, on or prior to the Closing Date, the Buyer and each Stockholder shall jointly execute necessary copies of Internal Revenue Service Form 8023-A and all attachments required to be filed by the Buyer with the Internal Revenue Service in its sole discretion. The Buyer and each Stockholder agrees to report the transaction for tax purposes in a manner consistent with the making of such elections, if such Form 8023-A is filed by the Buyer with the Internal Revenue Service. In the event that such Form 8023-A is filed by the Buyer with the Internal Revenue Service, the "adjusted grossed-up basis" of the assets (as defined in Treasury Regulations
Section 1.338(b)-1T) shall be allocated among the assets of the Company as shown on SCHEDULE 2.1 (which the Buyer and the Stockholders shall mutually agree upon prior to December 31, 1996), and the Buyer and each Stockholder shall file all Returns (as defined below in Section 4.12(a)), and information reports consistently with such allocation. The Purchase Price shall be allocated between
(i) the agreements set forth in Section 12.2 hereof and (ii) the assets of the Company, substantially in proportion to the value of such assets used in preparing the Closing Balance Sheet. The Buyer and each Stockholder agree to use
SCHEDULE 2.1 in all Returns and reports.

         2.2 EMPLOYMENT AGREEMENTS. Each of Messrs. Libratore and Reilly severally agrees to enter into at or before the Closing, Employment Agreements with the Buyer, substantially in the forms attached hereto as EXHIBITS D1 and D2, respectively, and the Buyer agrees to enter into such Employment Agreements.

         2.3 CERTAIN ASSETS. Prior to the Closing Date, the Company shall (i) cancel or distribute or otherwise transfer to the Stockholders, and the Stockholders agreed to assume, all liabilities with respect to, any life insurance policies to which the Company is a party or which are maintained by the Company and (ii) the Company shall distribute or cancel that certain note receivable from A-Action Medical Supply, Inc. by the Company to the Stockholders.

          2.4 CERTAIN EMPLOYEES. Each of the persons listed on SCHEDULE 2.4 attached hereto shall resign or otherwise terminate his or her position with the Company and the Company shall have no liabilities or obligations for accrued vacation time, sick time or personal time with respect to such employees.

     3.  Representations of the Stockholders Regarding the Shares.
         --------------------------------------------------------

          Each Stockholder, severally and not jointly, represents and warrants to the Buyer on the date hereof and on the Closing Date as follows:

             (a) Such Stockholder has good and marketable title to the Shares which are to be transferred to the Buyer by such Stockholder pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever, except for any right of the Company to repurchase any Shares under any stock restriction and repurchase agreement, which agreements shall be terminated in connection with the Closing as contemplated by
Section 9.12. SCHEDULE I attached hereto sets forth a true and correct description of all Shares owned by such Stockholder.

             (b) Except for any right of the Company to repurchase any Shares under any stock restriction and repurchase agreement, which agreements shall be terminated in connection with the Closing as contemplated by Section 9.12, such Stockholder has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Buyer at the Closing the Shares to be sold by such Stockholder hereunder and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from such Stockholder good and marketable title to such Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

             (c) Such Stockholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction, decree or award of any municipal, foreign or local court, arbitrational tribunal, administrative agency, department, bureau or commission or other body, authority or agency (a "Governmental Entity") which would prevent the execution or delivery of this Agreement by such Stockholder or the transfer, conveyance and sale of the Shares to be sold by such Stockholder to the Buyer pursuant to the terms hereof.

             (d) This Agreement has been duly executed by such Stockholder. This Agreement and all other agreements, instruments or documents delivered at or in connection with the Closing to which such Stockholder is a party constitute the valid and legally binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally. The execution, delivery and performance by such Stockholder of this Agreement and all other agreements, instruments or documents delivered at or in connection with the Closing to which such Stockholder is a party, and the consummation by such Stockholder of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any material federal, state, local or foreign laws, regulations, rules, ordinances, permits or orders (collectively, "Laws and Regulations") applicable to such Stockholder; (b) violate any judgment, order, writ, prohibition, injunction, decree or award of any Governmental Entity applicable to such Stockholder; or (c) require on the part of such Stockholder any filing with, or any permit, authorization, consent or approval of, any Governmental Entity. No consents or approvals of non-governmental third parties are required in connection with the consummation by such Stockholder of the transactions contemplated by this Agreement.

     4.  Representations of the Company and the Stockholders
         ---------------------------------------------------

     The Company and each of the Stockholders, severally and not jointly, represent and warrant on the date hereof and on the Closing Date to the Buyer that:

         4.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Company is not, and is not by reason of its ownership of property or the character of its business or otherwise, required to be qualified to do business in, or to pay sales tax to, any foreign state or foreign jurisdiction. Certified copies of the Certificate of Incorporation and Bylaws, each as amended to date, of the Company have been delivered to the Buyer on the Closing Date, are complete and correct, and no amendments have been made thereto or have been authorized since January 1, 1995. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws. The Company does not own any capital stock of or other equity interest in any corporation, partnership or other entity.

         4.2 CAPITALIZATION OF THE COMPANY. The Company's authorized capital stock consists of 1,000 shares of common stock, $1.00 par value per share, all of which are issued and outstanding on the date hereof and held of record and beneficially by the Stockholders in the amounts shown on SCHEDULE I. The Shares are all of the issued and outstanding shares of capital stock of the Company, and have been duly and validly issued and are fully paid and nonassessable and free of preemptive rights. There are not, and on the Closing Date there will not be, outstanding (i) any options, warrants or other rights to purchase from any Stockholder or the Company any capital stock of the Company; (ii) any securities convertible into or exchangeable for shares of such capital stock; or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Company. No shares of capital stock are held in the treasury of the Company.

         4.3 Authorization.
             -------------

             (a) The execution and delivery of this Agreement by the Company, and the agreements provided for herein, and the consummation by the Company of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate and shareholder action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms. Except as set forth on SCHEDULE 4.3, the execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both,
(a) violate the provisions of any Laws or Regulations applicable to the Company;
(b) violate the provisions of the Certificate of Incorporation or Bylaws of the Company; (c) violate any judgment, order, writ, prohibition, injunction, decree or award of any Governmental Entity applicable to the Company; (d) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any Governmental Entity; or (e) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Security Interest (as defined below in Section 4.3 (b)) upon the properties or assets of the Company pursuant to any indenture, mortgage, deed of trust or other material instrument or material agreement to which the Company is a party or by which the Company or any of the Company's properties is or may be bound. SCHEDULE 4.3 attached hereto sets forth a true, correct and complete list of all material consents and approvals of third parties that are required in connection with the consummation by the Company of the transactions contemplated by this Agreement.

             (b) For purposes of this Agreement, the term "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law).

         4.4 Financial Statements.
             --------------------

             (a) The Company has previously delivered to the Buyer the balance sheet of the Company as at December 31, 1995 and 1994 (the "Balance Sheet") and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of the Company for the fiscal years then ended (collectively, including the Balance Sheet, the "1995 Financial Statements"). The 1995 Financial Statements were compiled by Proctor, Cook & Company in accordance with the Statement on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. The Company has also previously delivered to the Buyer the balance sheet (the "Current Balance Sheet") of the Company as at July 31, 1996 (the "Balance Sheet Date") and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of the Business for the seven-month period then ended (collectively, including the Current Balance Sheet, the "Current Financial Statements"). The 1995 Financial Statements and the Current Financial Statements (collectively, the "Financial Statements") have been prepared in accordance with GAAP applied consistently.

             (b) The Current Financial Statements fairly present, as of the Balance Sheet Date the financial condition, retained earnings, assets and liabilities of the Company and the results of operations of the Business for the period indicated; with respect to the contracts and commitments for the sale of goods or the provision of services by the Company, the Current Financial Statements contain and reflect adequate reserves, including reserves for returns and warranty claims, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses; and the amounts shown as accrued for current and deferred Taxes in the Current Financial Statements are sufficient for the payment of all accrued and unpaid federal, state and local Taxes, interest, penalties, assessments or deficiencies applicable to the Company, whether disputed or not, for the applicable period then ended and periods prior thereto. The Company records sales on its financial records in accordance with GAAP and its billing practices have been conducted at all times in material compliance with any applicable Law or Regulation and any contractual arrangements to which the Company is a party.

         4.5 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent (a) reflected and reserved against in the Current Balance Sheet, (b) set forth on
SCHEDULE 4.5 attached hereto or (c) incurred in the ordinary course of business after the date of the Current Balance Sheet and not material in amount, either individually or in the aggregate, the Company does not have any liability or obligation, secured or unsecured, whether accrued, absolute or contingent or, to the knowledge of the

Company and the Stockholders, unasserted or otherwise, which is material to the condition (financial or otherwise) of the assets, property, business or prospects of the Company. For purposes of this Section 4.5, "material" means any amount in excess of $25,000. The Company does not have any liability under any loan, bank borrowing or other form of indebtedness.

         4.6 LITIGATION. Except as set forth on SCHEDULE 4.6 attached hereto, none of the Company or the Stockholders is a party to, or to the Company's or Stockholders' knowledge threatened with, and none of the assets, property or business of the Company are subject to, any litigation, suit, action, investigation, proceeding or controversy before any Governmental Entity relating to or affecting the Business or the condition (financial or otherwise) of the Company and neither the Company nor any Stockholder knows of any basis for such an action, investigation or proceeding.

         4.7 INSURANCE. SCHEDULE 4.7 attached hereto sets forth as of the date of this Agreement a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies maintained by the Company or to which the Company is a party and all life insurance policies maintained by the Company or to which the Company is a party on the lives of any of Company's employees, directors or stockholders, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies") and all claims made under such Insurance Policies (other than health Insurance Policies") since December 31, 1992. True, correct and complete copies of all of the Insurance Policies have been previously delivered by the Company to the Buyer. The Insurance Policies are in full force and effect and, to the Company's and the Stockholders' knowledge, are in amounts and of a nature which are adequate and customary for the Company's business. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies. The Company has not received any notice or other communication from any issuer of the Insurance Policies since December 31, 1992 cancelling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the Company's and the Stockholders' knowledge, no such cancellation, amendment or increase of deductibles, retainages or premiums has been threatened.

         4.8 INVENTORY. SCHEDULE 4.8 attached hereto sets forth a true, correct and complete list of all inventories of raw materials, work in process, finished goods, medical supplies, office supplies, maintenance supplies, packaging materials, spare parts and similar items of the Company (collectively, the "Inventory") as of the Closing Date, including a description and the book value thereof. Such Inventory consists of items of a quality and quantity which are usable or saleable without discount in the ordinary course of the Business. The value of all items of obsolete materials and of materials of below standard quality has been written down to realizable market value, and the values at which such Inventory is carried reflect the normal inventory valuation policy of the Company of stating therein Inventory at the lower of cost or market value in accordance with GAAP.

         4.9 FIXED ASSETS. SCHEDULE 4.9 attached hereto sets forth a true, correct and complete list of all of the machinery, equipment, computers, maintenance machinery and equipment, furniture, leasehold improvements and construction in progress owned by the Company whether or not reflected as capital assets in the accounting records of the Company (collectively, the "Fixed Assets") as of the Closing Date, including a description and the book value thereof. All of the Fixed Assets are in good operating condition and repair, normal wear and tear excepted, are currently used by the Company in the ordinary course of business and normal maintenance has been consistently performed with respect to such Fixed Assets.

         4.10 LEASES. The only lease of real property to which the Company is a party is the lease of the Company's Offices at 3595 SW Corporate Parkway, Palm City, Florida (as in effect on the date of this Agreement, the "Lease"). True, correct and complete copies of the Lease, and any and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Company to the Buyer. To the Company's and the Stockholders' knowledge, the Lease is in full force and effect, is binding and enforceable against each of the parties thereto in accordance with its terms and, except as set forth on SCHEDULE 4.10, has not been modified or amended since the date of delivery to the Buyer. No party to the Lease has sent written notice to the other claiming that such party is in default thereunder, which remains uncured. Except as set forth on SCHEDULE 4.10 attached hereto, to the Company's and the Stockholders' knowledge, there has not occurred any event which would constitute a breach of or default in the performance of any material covenant, agreement or condition contained in the Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. The Company is not obligated to pay any leasing or brokerage commission relating to the Lease and will not have any enforceable obligation to pay any leasing or brokerage commission upon the renewal of the Lease. No material construction, alteration or other leasehold improvement work with respect to any of the Lease remains to be paid for or to be performed by the Company.

         4.11 CHANGE IN FINANCIAL CONDITION AND ASSETS. Except as set forth on
SCHEDULE 4.11, from December 31, 1995 through the Closing Date, there has been no change which materially and adversely affects the business, properties, operations, assets, liabilities, condition (financial or otherwise) or prospects of the Company or the Business. Except as set forth on SCHEDULE 4.11, the Company does not have any knowledge of any existing or proposed legal or regulatory changes, actions or investigations or any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen, are likely to have a material adverse effect on the Business or on the Company's business, properties, assets, condition (financial or otherwise) or prospects.

         4.12 Tax Matters.
              -----------

              (a) To the knowledge of the Company and the Stockholders, within the times and in the manner prescribed by law, the Stockholders and the Company have filed all returns, declarations, reports, statements and other documents required to be filed by the Company or the Stockholders in respect of Taxes (as defined below) (the "Returns") which were required to be filed.

              (b) To the knowledge of the Company and the Stockholders, the Company or the Stockholders (as applicable to their status as stockholders of the Company) have paid all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with interest and any penalties, additions to tax or additional amounts with respect thereto ("Taxes") imposed upon them or for which they could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of taxable periods ending on or before the Closing Date to the extent such amounts are due on or before the Closing Date, except such Taxes as the Company or any Stockholder is contesting in good faith and for which the Company has established adequate reserves.

              (c) To the knowledge of the Company and the Stockholders, all Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

              (d) To the knowledge of the Company and the Stockholders, all Returns filed by the Company or Stockholders constitute complete and accurate representations of the Tax liabilities of the Company for the periods covered by such returns.

              (e) The Company has not waived or extended any applicable statute of limitations relating to the assessment of Taxes which waiver is now in effect.

              (f) Except for the audits listed on SCHEDULE 4.12, which audits, to the Seller's and the Stockholders' knowledge, will not result in any material liability to or have a material adverse impact upon, the Company, no audit of any Return of the Company is currently in progress or, to the knowledge of the Company and the Stockholders, threatened, and no deficiencies have been asserted or assessed against the Company as a result of any audit by the Internal Revenue Service or any other taxing authority.


              (g) Except for any liens attributable to the circumstances specified on SCHEDULE 4.12 with respect to clause (d) of this Section 4.12, there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

              (h) The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

              (i) The Company has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code filing consolidated Returns (a "Consolidated Group").

              (j) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

              (k) No Stockholder is a person other than a United States person within the meaning of the Code.

              (l) The Company is not nor has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

              (m) The Company has not agreed to make nor is the Company required to make any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise.

              (n) The Company (and each "predecessor corporation" within the meaning of Treasury Regulation Section 1.1374-1(e)) has qualified as an "S Corporation" within the meaning of Section 1361(a)(i) of the Code, and any comparable provision under applicable state law, for all periods from and after its formation until the Closing.

              (o) SCHEDULE 4.12 attached hereto sets forth those taxable years for which the Returns of the Company have been reviewed or audited by applicable federal, state, local and foreign taxing authorities and those tax years for which said Returns have received clearances or other indications of approval from applicable federal, state, local and foreign taxing authorities.
SCHEDULE 4.12 further sets forth all material Tax elections that are currently in effect for the Company and that, absent revocation, will remain in effect for taxable years ending on or after the Closing Date. No issue or issues have been raised in connection with any prior or pending review or audit of said Returns which the Stockholders or the Company reasonably believes may be expected to be raised in the future by such taxing authorities in connection with the audit or review of the Returns of the Company.

              (p)    The Stockholders are eligible to make an election under
Section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) with respect to the Company.

         4.13 ACCOUNTS RECEIVABLE. SCHEDULE 4.13 attached hereto sets forth a true, correct and complete summary of all accounts, accounts receivable, notes and notes receivable which are payable to the Company, including any security held by the Company for the payment thereof (collectively, the "Accounts Receivable"), including an aging thereof, as of the Closing Date. All Accounts Receivable arose out of the sales of inventory or performance of services in the ordinary course of business and, to Company's and the Stockholders' knowledge, are collectible in the face value thereof within 150 days of the date of invoice, using normal collection procedures, net of the reserve for doubtful accounts as set forth thereon, which reserve is adequate and was calculated in accordance with GAAP consistently applied. The Company shall not have on the Closing Date any Accounts Receivable from any Affiliate (as defined in Section 4.15(a)).

         4.14 BOOKS AND RECORDS. The general ledgers and books of account of the Company are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by Laws and Regulations.

         4.15 Contracts and Commitments.
              -------------------------

              (a) SCHEDULE 4.15 attached hereto contains a true, complete and correct list and description of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

                     (i) all loan agreements, indentures, mortgages and guaranties to which the Company is a party or by which the Company or any of its property is bound;

                     (ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements to which the Company is a party or by which the Company or any of its property is bound;

                     (iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Company is a party or by which the Company or any of its property is bound which (A) involve payments or receipts by the Company of more than $25,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of the Company or the Business;

                     (iv) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Company is a party or by which the Company or any of its property is bound;

                     (v) all agency, distributor, sales representative and similar agreements to which the Company is a party;

                     (vi) all contracts, agreements or other understandings or arrangements between the Company and any Stockholder or between the Stockholders, or any of their affiliates, as such term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and the rule and regulations promulgated thereunder (individually, an "Affiliate" and collectively, "Affiliates");

                     (vii) all leases, whether operating, capital or otherwise, under which the Company is lessor or lessee;

                     (viii) all contracts, agreements and other documents or information relating to past disposal of hazardous waste (as hereinafter defined) by the Company;

                     (ix) all contracts, agreements or other arrangements imposing a non-competition or non-solicitation obligation on the Company;

                     (x) all contracts, agreements or other arrangements imposing obligations on the Company to indemnify any of its officers, directors, employees, stockholders or agents with respect to any matter;

                     (xi) all stock purchase agreements, options, warrants or other agreements or rights relating to the purchase of any security of the Company, voting trust or similar agreements to which the Company is a party or relating to any security issued by the Company; and

                     (xii) any other material agreement or contract entered into by the Company which could reasonably be expected to have a material adverse effect on the Company.

              (b)    Except as set forth on SCHEDULE 4.15 attached hereto:

                     (i) each Contract is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and the Company does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

                     (ii) the Company has fulfilled all material obligations required pursuant to the Contracts to have been performed by the Company on its part prior to the date hereof, and the Company does not have any reason to believe that it will not be able to fulfill, when due, all of such obligations under the Contracts which remain to be performed after the date hereof;

                     (iii) the Company is not in material breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any Security Interest thereunder or pursuant thereto;

                     (iv) to the knowledge of the Company and the Stockholders, there is no existing material breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any Security Interest thereunder or pursuant thereto;

                     (v) the Company is not restricted by any Contract from carrying on the Business anywhere in the world; and

                     (vi) the Company does not have any Contracts to sell products or perform services which are expected to be performed at, or to result in, a loss.

              (c) Except as set forth on SCHEDULE 4.15, the continuation, validity and effectiveness of each Contract will not be affected by the transactions contemplated by this Agreement.

              (d) True, correct and complete copies of all Contracts have previously been delivered by the Company to the Buyer.

         4.16 COMPLIANCE WITH AGREEMENTS AND LAWS. The Company has all requisite material licenses, permits and certificates, including environmental, health and safety permits, from Governmental Entities necessary to conduct its business and own and operate its assets, including its status as a Medicare participating provider (collectively, the "Permits"). SCHEDULE 4.16 attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by the Company to the Buyer. The Company is not in violation of any Law or Regulation (including, without limitation, Laws and Regulations relating to Medicare, Medicaid, Medicaid reimbursements, building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties or the Business, the violation of which would have a material adverse effect on the Company or its properties or an adverse effect on the Business. To the knowledge of the Company and the Stockholders, the Business of the Company, including, but not limited to, the Company's reimbursement, marketing and billing practices, does not violate, in any material respect, any Law or Regulation (including, but not limited to, any of the foregoing relating to Medicare, Medicaid, Medicaid reimbursements, employment discrimination, occupational safety, environmental protection, hazardous waste (as defined in the Resource Conservation and Recovery Act, as amended, and the regulations adopted pursuant thereto), conservation, or corrupt practices, the enforcement of which would have a material and adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Business. Except as set forth on
SCHEDULE 4.16, the Company has not since December 31, 1991 received any notice or communication from any Governmental Entity, non-governmental entity or otherwise of any such violation or noncompliance or reviewing or auditing the payments made to the Company under Medicare, Medicaid or any governmental or private insurance program or agreement. The Company has not been advised of any change or any potential change in its status as a Medicare participating provider. The Company has not been advised of any change or any potential change in its electronic billing arrangements with Medicare.

         4.17 Employee Relations.
              ------------------

              (a) To the knowledge of the Company and the Stockholders, the Company is in compliance with all Laws and Regulations respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

              (b)    Except as set forth on SCHEDULE 4.17 attached hereto:

                     (i) none of the employees of the Company is represented by any labor union;

                     (ii) there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any state or local agency;

                     (iii) there is no pending labor strike or other material labor trouble affecting the Company (including, without limitation, any organizational drive);

                     (iv) there is no material labor grievance pending against the Company;

                     (v) there is no pending representation question respecting the employees of the Company; and

                     (vi) there are no pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Company is a party, or to the knowledge of the Company, any basis for which a claim may be made under any collective bargaining agreement to which the Company is a party.

              (c) SCHEDULE 4.17 attached hereto sets forth a true, correct and complete list of (a) the employee benefits provided by the Company to its employees and all contracts or agreements between the Company and its employees, and (b) the Company's current payroll, including the job descriptions and salary or wage rates of each of its employees, showing separately for each such person who received an annual salary in excess of $20,000 the amounts paid or payable as salary and bonus payments for the year ended December 31, 1995.

              (d) For purposes of this Section 4.17, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the Company's business.

         4.18 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on
SCHEDULE 4.18 attached hereto or required or permitted by Section 2.3 hereof, since the Balance Sheet Date, the Company has not entered into any transaction which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, the Company has not:

              (a) Incurred any material obligation or liability for borrowed money;

              (b) Discharged or satisfied any lien or encumbrance or paid any obligation or liability other than current liabilities reflected in the Current Balance Sheet;

              (c) Mortgaged, pledged or subjected to a Security Interest any of the assets or properties of the Company;

              (d) Sold or purchased, assigned or transferred any of its tangible assets or cancelled any debts or claims, except for inventory sold, raw materials purchased and Accounts Receivable (other than from any of the Stockholders or their Affiliates) cancelled in the ordinary course of business;

              (e) Made any material amendment to or termination of any Contract or to the knowledge of the Company or the Stockholders done any act or omitted to do any act which would cause the breach of any Contract;

              (f) Suffered any losses, whether insured or uninsured, and whether or not in the control of the Company, in excess of $25,000 in the aggregate, or waived any rights of any value in excess of $25,000 in the aggregate;

              (g) Made any changes in compensation of its officers, directors or employees;

              (h) Authorized or issued recall notices for any of its products or initiated any safety investigations;

              (i) Received notice of any litigation, warranty claim or products liability claims;

              (j) Made any material change in the terms, status or funding condition of any Employee Plan, as defined in Section 4.23 hereof;

              (k) Failed to pay any accounts payable when due or taken any actions to collect accounts receivable that are not consistent with the Company's historical practices;

              (l) Declared any dividend or distribution or paid any bonus or other compensation not in the ordinary course of business as a consequence of which the Company's Stockholders' Equity will be less than $1,600,000 on the Closing Balance Sheet Date;

              (m) Authorized any transfer of assets of any kind whatsoever to any of its stockholders with respect to any shares of its capital stock except pursuant to dividends reflected on the Financial Statements;

              (n) Taking any action to amend its Certificate of Incorporation or Bylaws; or

              (o) Issued or retired any stock, bonds or other corporate securities or granted any option or issued any warrant or securities convertible into such securities.

         4.19 SUPPLIERS. SCHEDULE 4.19 attached hereto sets forth a true, correct and complete list of the names and addresses of the ten suppliers of the Company which accounted for the largest dollar volume of purchases by the Company for the fiscal year ended December 31, 1995. None of such suppliers has notified the Company that it intends to discontinue its relationship with, or decrease the rate of supplying materials, products or services to, the Company. There are no currently pending and there has not occurred since December 31, 1992 any disputes with any supplier which would have a material adverse effect on the Business.

         4.20 BANK ACCOUNTS. SCHEDULE 4.20 attached hereto contains a true, correct and complete list of all bank accounts and safe deposit boxes in the name of or controlled by the Company and the names of persons having access thereto.

         4.21 PREPAYMENTS AND DEPOSITS. SCHEDULE 4.21 attached hereto sets forth all prepayments and deposits from customers for products to be shipped, or services to be performed, after the Closing Date which have been received by the Company as of the date of this Agreement.

         4.22 Trade Names and Other Intangible Property.
              -----------------------------------------

              (a) SCHEDULE 4.22 attached hereto sets forth a true, correct and complete list and, where appropriate, a description of, all intangible property rights, including but not limited to inventions, discoveries, trade secrets, customer lists, processes, formulas, know-how, United States and foreign patents, patent applications, trade names, trademarks, trademark registrations, application for trademark registrations, copyrights, copyright registrations, owned or, where not owned, used by the Company in other businesses and all licenses and other agreements to which the Company is a party (as licensor or licensee) or by which the Company is bound relating to any of the foregoing kinds of property or rights to any "know-how" or disclosure or use of ideas (collectively, the "Intangible Property"). True, correct and complete copies of all licenses and other agreements relating to the Intangible Property have been previously delivered by the Company to the Buyer.

              (b) Except as otherwise disclosed in SCHEDULE 4.22 attached hereto:

                     (i) all Intangible Property which the Company purports to own are owned free and clear of all liens, licenses, security interests, charges, encumbrances, equities or other adverse claims;

                     (ii) the Company has the right and authority to use, and to continue to use after the Closing, all Intangible Property owned or licensed by, or used or useful in connection with the business of, the Company in connection with the conduct of its business in the manner presently conducted, and such use or continuing use does not and will not conflict with, infringe upon or violate any rights of any other person, corporation or entity;

                     (iii) neither any Stockholder nor the Company has received notice of, or has any knowledge of any basis for, a pending or threatened claim, interference action or other judicial or adversary proceeding against the Company or any Stockholder, that any of the operations, activities, products, services or publications of the Company infringes or will infringe any patent, trademark, trade name, copyright, trade secret or other property right of a third party, or that it is illegally or otherwise using the trade secrets or property rights of others;

                     (iv) there are no outstanding or threatened disputes or other disagreements with respect to any licenses of similar agreements or arrangements described in SCHEDULE 4.22 or with respect to infringement by a third party of any of the Intangible Property;

                     (v) the Intangible Property owned or licensed by the Company is sufficient to conduct the Company's business as presently conducted;

                     (vi) the Company has taken normal and customary steps to protect its right, title and interest in and to the Intangible Property owned by the Company and the continued us of the Intangible Property;

                     (vii) no officer, director, Stockholder or employee of the Company, nor any spouse, child or other relative or Affiliate thereof, owns directly or indirectly, in whole or in part, any of the Intangible Property owned or used by the Company; and

                     (viii) neither the Company nor the Stockholders have any knowledge that any third party is infringing, or will threaten to infringe, upon or otherwise violate any of the Intangible Property.

         4.23 Employee Benefit Plans.
              ----------------------

              (a) EMPLOYEE PLANS. SCHEDULE 4.23 attached hereto contains a true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, other than any "multiemployer plan" as such term is defined in Section 4001(a)(3) of ERISA, relating to the Company's employees, or maintained at any time since May 17, 1990 by the Company or by any other member (hereinafter, "ERISA Affiliate") of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Code) (the "Employee Plans") and, except as otherwise set forth on SCHEDULE 4.23 attached hereto, the Company has no obligations, contingent or otherwise, past or present, under applicable law or the terms of any Employee Plan.

              (b) PROHIBITED TRANSACTIONS. Neither the Company nor any of its ERISA Affiliates, directors, officers, employees or agents, or any "party in interest" or "disqualified person," as such terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and
Section 4975 of the Code has, with respect to any Employee Plan, engaged in or been a party to any nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Company or any of its ERISA Affiliates, directors or employees or any Employee Plan or any related funding medium could be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

              (c) COMPLIANCE. With respect to all Employee Plans, the Company and its ERISA Affiliates are in material compliance with the requirements prescribed by any and all Laws and Regulations, including, but not limited to, ERISA and the Code, applicable to such Employee Plans. The Company and its ERISA Affiliates have in all respects performed all material obligations required to be performed by them under, and is not in violation in any respect of, and there has been no default or violation to the knowledge of the Company and the Stockholders by any other party with respect to, any of the Employee Plans. Except as set forth on SCHEDULE 4.23 attached hereto, neither the Company nor any ERISA Affiliate has failed to pay any amounts due and owing as required by the terms of any Employee Plan as of the Closing Date.

              (d) PENSION AND MULTIEMPLOYER PLANS. Neither the Company nor any of its ERISA Affiliates has ever maintained an Employee Plan subject to
Section 412 of the Code or Title IV of ERISA. Neither the Company nor any of its ERISA Affiliates contributes, is required to contribute, or has ever been required to contribute to a multiemployer plan.

              (e) RETIREE BENEFITS. Except as set forth in SCHEDULE 4.23, no Employee Plan provides health or life insurance benefits for retirees. No such plan contains any provisions, and no commitments or agreements exist, which in any way would limit or prohibit the Buyer from amending any such plan to reduce or eliminate such retiree benefits.

              (f) COPIES OF EMPLOYEE PLANS AND RELATED DOCUMENTS. The Company has previously delivered to the Buyer true, correct and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Employee Plans, and the Summary Plan Description and all modifications thereto for each Employee Plan communicated to employees.

              (g) QUALIFICATIONS. Each Employee Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a). Each Employee Plan which is a funded welfare benefit plan intended to be exempt from tax under the provisions of Section 501(c)(9) of the Code has been determined by the Internal Revenue Service to be so exempt. Copies of all determination letters with respect to each such Employee Plan have been previously delivered by the Company to the Buyer, and nothing has since occurred, or will occur prior to the Closing Date, which might cause the loss of such qualification or exemption, no such Employee Plan has been operated in a manner which would cause it to be disqualified in operation, and all such Employee Plans have been administered in compliance with and consistent with all applicable requirements of the Code and ERISA, including, without limitation, all reporting, notice, and disclosure requirements.

              (h) FUNDING STATUS, ETC. With respect to each Employee Plan which is a defined contribution pension, profit-sharing or stock bonus plan intended to qualify under Section 401(a) of the Code, all employer contributions accrued for plan years ending prior to the Closing Date under the Plan terms and applicable law have been made by the Company. To the extent not heretofore satisfied or accrued on the Current Balance Sheet, the Stockholders shall be responsible for, and shall cause to be paid without using any of the Company's assets, a pro rata portion of the employer contribution for the plan year in which the Closing Date falls. All premiums or other payments required by the terms of any group or individual insurance policies and programs maintained by the Company and covering any present or former employees of the Company with respect to all periods up to and including the Closing Date have been fully paid for the length of the obligation. To the extent not heretofore satisfied or accrued on the Current Balance Sheet, the Stockholders shall be responsible for, and shall cause to be paid without using any of the Company's assets, any welfare benefits not fully covered by third-party insurance policies or programs relating to claims incurred by present or former employees of the Company on or before the Closing Date.

              (i)    CLAIMS AND LITIGATION. Except as set forth on
SCHEDULE 4.23, there are no threatened or pending claims, suits or other proceedings by present or former employees of the Company or its affiliates, plan participants, beneficiaries or spouses of any of the above, the Internal Revenue Service, the PBGC, or any other person or entity involving any Employee Plan including claims against the assets of any trust, involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries including claims pursuant to domestic relations orders.

              (j) NO IMPLIED RIGHTS. Nothing expressed or implied herein shall confer upon any past or present employee of the Company, his or her representatives, beneficiaries, successors and assigns, nor upon any collective bargaining agent, any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment with the Company, the Buyer, or any successor or Affiliate.

              (l) LIABILITIES. Except as heretofore accrued on the Current Financial Statements or as set forth on SCHEDULE 4.17 hereto, there are no liabilities with respect to any Employee Plan which liability relates to any period prior to the Closing Date, including, without limitation, any taxes, accrued vacation or sick pay (whether or not vested), accrued vacation, sick and personal leaves, employee policies, or employee benefit claims. Without limitation of the foregoing, SCHEDULE 4.23 attached hereto sets forth all amounts of severance pay (or the method of calculating such amounts based on the exact date of the Closing) to which employees of the Company (i) will be entitled on the Closing Date by reason of the consummation of the transactions contemplated by this Agreement or (ii) will have accrued prior to the Closing Date and which will be payable to them upon any subsequent termination of their employment after the Closing Date. Prior to the Closing Date, the Stockholders will cause all claims for such severance pay (except severance pay accrued on the Current Balance Sheet) to be satisfied, at the Stockholders' expense, without using any of the Company's assets.

              (m) COBRA. Except as set forth on SCHEDULE 4.23, no current or former employee of the Company has elected to exercise rights which entitles them to benefits currently, is currently receiving benefits or is eligible to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

         4.24 ASSETS COMPLETE. The assets and property of the Company are, when utilized by a labor force substantially similar to that employed by the Company on the date hereof, adequate to conduct the Business currently conducted by the Company.

         4.25 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any Law or Regulation which must be obtained from any Governmental Entity or satisfied by the Company and which are necessary for the execution and delivery by the Company of this Agreement and the documents to be executed and delivered by the Company in connection herewith have been, or will be prior to the Closing Date, obtained and satisfied.

         4.26 INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS AND SHAREHOLDERS. Except as set forth on SCHEDULE 4.26 attached hereto, the Company is not indebted, directly or indirectly, to any person who is an officer, director or shareholder of the Company or any Affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses or indebtedness that shall be satisfied on the Closing Date, all of which have been reflected on the Current Financial Statements, and no such officer, director, shareholder or affiliate is indebted to the Company, except for advances made to employees of the Company in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

         4.27 POWERS OF ATTORNEY AND SURETYSHIPS. Except as set forth on
SCHEDULE 4.27 attached hereto, the Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) and has no obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

         4.28 DISCLOSURE. No representation or warranty by the Stockholders or the Company set forth in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement contains or will contain when delivered any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading. The Shareholders and the Company have disclosed to the Buyer all material facts pertaining to the Company, the Business and the transactions contemplated by this Agreement.

         4.29 Securities Representations.
              --------------------------

              (a) Each Stockholder is an "accredited investor" within the meaning of the Securities Act and has knowledge and experience in financial and business matters such that he or she is capable of evaluating the merits and risks of the investment in the Buyer's Common Stock issued to and in the name of the Stockholders by the Buyer pursuant to this Agreement and is financially able to undertake the risks involved in such an investment. Each Stockholder further understands that (i) the shares of the Buyer's Common Stock issued as consideration for the Stock Purchase Price have not been registered under the Securities Act, or any state securities law by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) and Regulation D promulgated thereunder and an exemption under the applicable state securities law and (ii) such shares must be held indefinitely unless a registration statement covering the resale of such shares is effective under the Securities Act and such state law or unless an exemption from registration under the Securities Act and such state law is available.

              (b) The Buyer has granted the Stockholders and their attorneys or other representatives access to all information about the Buyer which the Company and the Stockholders have requested; and Stockholders and their attorneys or other representatives have had the opportunity to ask questions of, and receive answers from, representatives of the Buyer concerning such information and the Buyer's financial condition and prospects.

              (c) The place at which the decision by the Company and the Stockholders to participate in this Agreement and the transactions contemplated hereby was made is located at the address appearing next to the Company's and the Stockholders' names in Section 14 hereof. Each Stockholder is an "accredited investor" as that term is used in Rule 3E-200.001(1) of the Regulations of the Florida Securities Division promulgated under the Florida Securities and Investors Protection Act.

     5.  Representations of the Buyer
         ----------------------------

     The Buyer represents and warrants to the Company and the Stockholders on the date hereof and on the Closing Date as follows:

         5.1 ORGANIZATION AND AUTHORITY. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and all agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Buyer is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. Certified copies of the Articles of Organization and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Stockholders, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

         5.2 CAPITALIZATION OF THE BUYER. The Buyer's authorized and outstanding capital stock (including all authorized and outstanding options, warrants and other securities convertible into equity securities of the Buyer) is set forth in SCHEDULE 5.2. All of such outstanding securities have been, and the Buyer's Common Stock upon issuance pursuant to the terms of this Agreement will be, duly authorized, validly issued, fully paid and nonassessable.

         5.3 AUTHORIZATION. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance by the Buyer of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any Law or Regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Articles of Organization or Bylaws; (c) violate any judgment, decree, order, writ, prohibition, injunction, or award of any Governmental Entity applicable to the Buyer; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer or its properties is a party or by which the Buyer or any of its properties is or may be bound. SCHEDULE 5.3 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

         5.4 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any Law or Regulation which must be obtained from any Governmental Entity or satisfied by the Buyer and which are necessary for the execution and delivery by the Buyer of this Agreement and the documents to be executed and delivered by the Buyer in connection herewith and the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

         5.5 DISCLOSURE DOCUMENTS. The Buyer previously has provided the Company with true and correct copies of all documents filed by the Buyer with the Securities and Exchange Commission or provided to the Buyer's shareholders since January 31, 1995.

         5.6 CHANGE IN FINANCIAL CONDITION AND ASSETS. Except as disclosed in documents filed by the Buyer with the Securities and Exchange Commission or provided to the Buyer's shareholders, there has been no change which materially and adversely affects the business, properties, operations, assets, liabilities or condition (financial or otherwise) of the Buyer since June 30, 1996. The Buyer does not have any knowledge of any existing or proposed legal or regulatory changes which, as far as can be reasonably foreseen, are likely to have a material adverse effect on the Buyer's business properties, assets or condition (financial or otherwise).

     6.  Access to Information; Public Announcements
         -------------------------------------------

         6.1  Access to Personnel, Properties and Records.
              -------------------------------------------

              (a) From the date of this Agreement until the Closing Date, the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable prior notice and during normal business hours at such times as the Buyer shall reasonably request to all officers, directors, offices, properties, books and records of the Company, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company, and to discuss with the Company's employees, officers, directors, their willingness to continue their relationship with the Business after the Closing Date, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Company shall furnish to the Buyer such financial and operating data and other information as to the business of the Company as the Buyer shall reasonably request.

              (b) The Company shall authorize the release to the Buyer of all files held by any Governmental Entity that the Buyer requests pertaining to the Company or the business or operations of the Company.

              (c) From the date of this Agreement until the Closing Date, the Company shall, at the request of the Buyer and at such times as the Buyer shall reasonably request, introduce the Buyer to each supplier listed on
SCHEDULE 4.19 and permit the Buyer to discuss with such Supplier their relationship with the Company, the conduct of the Business following the Closing Date and such supplier's willingness to continue their relationship with the Business after the Closing Date.

              (d) From the date of this Agreement until the Closing Date, the Company shall, to the extent requested by the Buyer and at such times as the Buyer shall reasonably request, introduce the Buyer to each customer of the Company and permit the Buyer to discuss, orally or in writing, with such customers their relationship with the Company, the conduct of the Business following the Closing Date and their willingness to continue their relationship with the Business after the Closing Date.

         6.2 CONFIDENTIALITY. All information not previously disclosed to the public (other than as a result of a breach of a contractual obligation) or generally known to persons engaged in the respective businesses of the Buyer or the Company which shall have been furnished by the Buyer, the Stockholders or the Company or any of their respective representatives to any other party in connection with the transactions contemplated hereby or as provided pursuant to this Section 6 shall not be disclosed to any person other than their respective employees, directors, attorneys, accountants or financial advisors in connection with the review of the transactions contemplated by this Agreement or other than as contemplated herein. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies, abstracts or reproductions thereof which may have been prepared, and neither party shall at any time thereafter disclose to third parties (except as may be required by any applicable Law or Regulation or any court order), or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto.

         6.3 PUBLIC ANNOUNCEMENTS. The parties agree that prior to the Closing Date, except as otherwise required by Law or Regulation, any and all public announcements or other public communications concerning this Agreement and the transactions contemplated hereby shall be subject to the approval of each party.

     7.  [Intentionally Omitted]

     8.  Best Efforts to Obtain Satisfaction of Conditions
         -------------------------------------------------

         Each of the Company, the Stockholders and the Buyer covenant and agree to use their best efforts to obtain the satisfaction of their respective conditions specified in this Agreement.

     9.  Conditions to Obligations of the Buyer
         --------------------------------------

         The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

         9.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Company and the Stockholders in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Company and the Stockholders shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing Date.

         9.2 CORPORATE PROCEEDINGS. All corporate and other proceedings required to be taken on the part of the Company to authorize or carry out this Agreement and the transactions contemplated hereby shall have been taken.

         9.3 GOVERNMENTAL APPROVALS. All Governmental Entities and similar bodies, the consent, authorization or approval of which is necessary under any applicable Law or Regulation for the consummation by the Company of the transactions contemplated by this Agreement and the operation of the Business by the Buyer, shall have consented to, authorized, permitted or approved such transactions.

         9.4 CONSENTS OF LENDERS, LESSORS AND OTHER THIRD PARTIES. The Company shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Company to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on SCHEDULE 4.3 attached hereto.

         9.5 ADVERSE PROCEEDINGS. No action or proceeding by or before any Governmental Entity shall have been instituted or threatened by any Governmental Entity or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which would affect the right of the Buyer to own the Shares or to operate the Business as it is currently being conducted after the Closing.

         9.6 OPINION OF COUNSEL. The Buyer shall have received an opinion of Robinson & Cole, counsel to the Company and the Stockholders, dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT C, and as to such other matters as may be reasonably requested by the Buyer or its counsel.

         9.7 DUE DILIGENCE. The Company and the Stockholders shall have provided to the Buyer access to all material and information requested by the Buyer to conduct a thorough due diligence review of all aspects of the Business.

         9.8 THE SHARES. At the Closing the Buyer shall receive good, clear, record and marketable title to the Shares, free and clear of all liens, liabilities, Security Interests, encumbrances, covenants, conditions, restrictions, voting trust arrangements, pre-emptive rights and adverse claims or rights of any nature whatsoever other than those created by or through the Buyer.

         9.9  [Intentionally Omitted]

         9.10 EMPLOYMENT CONTRACTS. On or prior to the Closing Date, the Buyer shall have executed employment contracts with Messrs. Libratore and Reilly upon substantially in the forms attached hereto on EXHIBITS D1 and D2, respectively.

         9.11 TERMINATION OF EMPLOYMENT. Each of the persons listed on
SCHEDULE 2.4 shall have terminated his or her employment with the Company and released the Company from all liabilities and obligations for accrued vacation time, sick time or personal time with respect to such employees.

         9.12 TERMINATION OF THE SHAREHOLDERS' AGREEMENT. The Shareholders' Agreement, dated May 17, 1990, as amended, between the Company and each Stockholder shall have been terminated.

         9.13 MATERIAL ADVERSE CHANGE. There shall not have occurred a material adverse change, or an event involving a prospective material adverse change, in the business, properties, operations, conditions (financial or otherwise), prospects, assets or liabilities of the Company or the Business since December 31, 1995. No Law or Regulation shall be proposed, enacted, or adopted, and no regulatory action or investigation shall have been threatened or commenced, that would have a material adverse effect upon the business, property, operation, condition (financial or otherwise), prospects, assets or liabilities of the Company or the Business.

         9.14 CLOSING DELIVERIES. The Buyer shall have received at or prior to the Closing each of the following documents:

              (a) stock certificates representing the Shares duly endorsed in accordance with Section 1.1 of this Agreement;

              (b) such certificates of the Company's officers and such other documents evidencing satisfaction of the conditions specified in Section 9 as the Buyer shall reasonably request;

              (c) a certificate of the Secretary of State of the State of Florida as to the legal existence and good standing (including tax) of the Company in Florida;

              (d) certificate of the Secretary of the Company attesting to the incumbency of the Company's officers, respectively, the authenticity of the resolutions authorizing the transactions contemplated by the Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 4.1;

              (e) estoppel certificates, where required by the applicable lease, from each lessor from whom the Company leases real or personal property consenting to the acquisition of the Shares by the Buyer and the other transactions contemplated hereby and representing that there are no outstanding claims against the Company under any such lease;

              (f) written resignation of all the members of the Board of Directors of the Company and of such officers of the Company as requested by the Buyer;

              (g) the original minute books of the Company and all corporate seals;

              (h)    a cross receipt executed by the Buyer and the Stockholders;
and

              (i) such other documents, instruments or certificates as the Buyer may reasonably request.

     10. Conditions to Obligations of the Stockholders
         ---------------------------------------------

     The obligations of the Stockholders under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Stockholders:

         10.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE BUYER; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Buyer in this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Stockholders. The Buyer shall have performed and complied in all material respects with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

         10.2 CORPORATE PROCEEDINGS. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

         10.3 GOVERNMENTAL APPROVALS. All Governmental Entities and similar bodies, the consent, authorization or approval of which is necessary under any applicable Law or Regulation for the consummation by the Buyer of the transactions contemplated by this Agreement, the ownership of the Shares by the Buyer and the operation of the Business by the Buyer shall have consented to, authorized, permitted or approved such transactions.

         10.4 CONSENTS OF LENDERS, LESSORS AND OTHER THIRD PARTIES. The Buyer shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on SCHEDULE 5.3 attached hereto.

         10.5 ADVERSE PROCEEDINGS. No action or proceeding by or before any Governmental Entity shall have been instituted or threatened by any Governmental Entity or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Stockholders to transfer, or the right of the Buyer to own, the Shares or to operate the Business as it is currently being conducted after the Closing.

         10.6 OPINION OF COUNSEL. The Company and the Stockholders shall have received an opinion of Hale and Dorr, counsel to the Buyer, dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT E, and as to such other matters as may be reasonably requested by the Company and the Stockholders or their counsel.

         10.7 REGISTRATION RIGHTS AGREEMENT. At or prior to Closing, the Buyer and the Stockholders shall have entered into a Registration Rights Agreement substantially in the form attached hereto as EXHIBIT B.

         10.8 EMPLOYMENT CONTRACTS. On or prior to the Closing Date, the Buyer shall have executed employment contracts with Messrs. Libratore and Reilly, upon substantially in the forms attached hereto as EXHIBITS D1 and D2, respectively, attached hereto.

         10.9 CLOSING DELIVERIES. The Stockholders shall have received at or prior to the Closing each of the following documents:

              (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 10 as the Stockholders shall reasonably request;

              (b) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the legal existence and good standing of the Buyer in Massachusetts;

              (c) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 5.1;

              (d) payment of the Purchase Price in the manner contemplated by Section 1.3;

              (e)    a cross receipt executed by the Buyer and the Stockholders;

              (f)    the Promissory Notes;

              (g) certificates in form and substance satisfactory to the Stockholders representing the Buyer's Common Stock; and

              (h) such other documents, instruments or certificates as the Stockholders may reasonably request.

         10.10 DUE DILIGENCE. The Buyer shall have provided to the Stockholders access to all material and information reasonably requested by the Stockholders to conduct such due diligence review of the Buyer and its businesses as the Company determines to be appropriate.

         10.11 MATERIAL ADVERSE CHANGE. Except as disclosed in documents filed by the Buyer with the Securities and Exchange Commission or provided to the Buyer's shareholders, there shall not have occurred a material adverse change, in the business, properties, operations, condition (financial or otherwise), assets or liabilities of the Buyer since June 30, 1996. No Law or Regulation shall be proposed, enacted or adopted, and no regulatory action or investigation shall have been threatened or commenced, that would have a material adverse effect on the business, property, operation, condition (financial or otherwise), assets or liabilities or the Buyer after the Closing Date.

     11. Indemnification; Survival of Representations and Warranties
         -----------------------------------------------------------

         11.1 BY THE BUYER. If the Closing occurs, the Buyer shall indemnify, defend and hold harmless the Stockholders, and if the Closing does not occur, the Buyer shall indemnify, defend and hold harmless the Company and each of its officers, directors, employees and agents and each Stockholder (collectively the "Company Group") from and against all claims, damages, losses, liabilities, Taxes, judgments, causes of action, costs and expenses (including, without limitation, interest, penalties, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively "Losses") asserted against, imposed upon or incurred by any Stockholder or any other member of the Company Group, directly or indirectly arising out of or in connection with each and all of the following:

              (a) Any breach by the Buyer of any representation or warranty in this Agreement;

              (b) Any breach of any covenant, agreement or obligation of the Buyer contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

              (c) Any misrepresentation contained in any statement, certificate or schedule furnished by the Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

         11.2  By the Company and the Stockholders; Set-off.
               --------------------------------------------

              (a) If the Closing occurs, each of the Stockholders, severally and not jointly, agree to indemnify, defend and hold harmless the Buyer and the Company and if the Closing does not occur, each of the Stockholders and the Company, severally and not jointly, shall indemnify, defend and hold harmless the Buyer from and against any and all Losses reasonably incurred by the Buyer and the Company (if the Closing occurs) or the Buyer (if the Closing does not occur) in connection with each and all of the following:

                     (1) Any breach by the Company or any Stockholder of any representation and warranty in this Agreement;

                     (2) Any liability or obligation, secured or unsecured, of the Company that was unasserted as of the Closing Date;

                     (3) Any breach of any covenant, agreement or obligation of the Company or any Stockholder contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement;

                     (4) Any misrepresentation contained in any statement, certificate or schedule furnished by the Company or any Stockholder pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                     (5) Any violation by the Company of, or any failure by the Company to comply with, any Law or Regulation applicable to the Company or the Business prior to the Closing Date, whether or not any such violation or failure to comply has been disclosed to the Buyer, including, without limitation, any costs incurred by the Buyer in order to bring the Company into compliance with environmental laws as a consequence of noncompliance with such laws on the Closing Date;

                     (6) Any customer claims, customer warranty claims or product liability claims relating to goods sold or services rendered by the Company prior to the Closing Date and any warranty or product liability claims relating to, or returns of, products of the Company which were sold and shipped by the Company prior to the Closing Date to the extent that such claims exceed claims incurred in the ordinary course of business (consistent with historical experience) regardless of whether such claims occurred before or after the Closing Date;

                     (7) Any liability arising out of or in connection with the Company's business or operations prior to the Closing Date;

                     (8) Any Tax liabilities or obligations of the Company or any Stockholder relating to the Company's activities prior to Closing or arising out of the Stock Purchase or the other transactions contemplated by this Agreement including, without limitation, any Tax liabilities attributable to the making of the Section 338(H)(10) Election; and

                     (9) Any claims against, or liabilities or obligations of, the Company as of the Closing Date with respect to obligations under any Employee Plans or under COBRA, except for liabilities or obligations of the Company for accrued vacation time, sick time and personal time for employees of the Company (except for those employees listed on SCHEDULE 2.4 hereto) as of the Closing Date.

              (b) Regardless of the adequacy of any collateral or other means of obtaining payment of any obligation or other sum due to the Buyer from either the Company or any Stockholder pursuant to this Section 11.2, any adjustment to the Base Purchase Price or any other obligations expressly assumed by the Company or the Stockholders under this Agreement (each, an "Obligation"), the Buyer may, at any time and from time to time immediately upon a default in the payment of any such Obligation by either the Company or any Stockholder, without notice to the Company or the Stockholders or compliance with any other condition precedent now or hereinafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived), set off, on a dollar-for-dollar basis, any and all obligations of the Buyer or any of its Affiliates to such defaulting person (the "Defaulting Person") (including, without limitation, payments due under the Promissory Note and installments of the Contingent Purchase Price as applicable to such Defaulting Person) in an amount not to exceed the Defaulting Person's allocable portion of the Purchase Price (except in the case of intentional or tortuous conduct), in such manner as the Buyer in its sole discretion may determine. The Buyer shall promptly notify the Stockholders of any exercise of the Buyer's rights under this Section 11.2(b). The foregoing set-off right of the Buyer shall be in addition to and shall not limit in any way any right of the Buyer or any of its Affiliates to any other remedy which may be available to it, either in law or in equity.

         11.3 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the

"Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed, unless suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 11.4.

         11.4 DEFENSE BY INDEMNIFYING PARTY. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

         11.5 PAYMENT OF INDEMNIFICATION OBLIGATION. All indemnification amounts payable to any party hereto in connection with a claim for indemnification pursuant to Section 11 hereof shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability.

         11.6 SURVIVAL OF REPRESENTATIONS; CLAIMS FOR INDEMNIFICATION. All representations, warranties and indemnities made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto until the third anniversary of the Closing Date, except that:

              (i) representations, warranties and indemnities with respect to the matters set forth in Sections 11.2(a)(2), (8) and (9) and Section 4.16 shall survive the Closing Date and any investigation at any time made by or on behalf of the Indemnified Party until the expiration of any statute of limitation with respect thereto as the same may be told or extended; and

              (ii) representations, warranties and indemnities with respect to the Shares shall survive the Closing Date and any investigation at any time made by or on behalf of the Indemnified Party for a period of ten (10) years.

     All such representations, warranties and indemnities shall expire on the third and tenth anniversary of the Closing Date or the expiration of the statute of limitations, as applicable, except that claims, if any, (a) asserted in writing prior to such expiration times and identified as claims for indemnification pursuant to this Section 11, or (b) which are based upon a fraudulent, knowing or intentional breach by the party or parties that made the representation, warranty, covenant or agreement, which shall survive until resolved and satisfied in full.

         11.7 PAYMENT OF INDEMNIFICATION CLAIMS. Any amounts payable to any party hereto in connection with any claim for indemnification pursuant to
Section 11 hereof, shall be paid to such party immediately upon the resolution, by agreement or arbitration, of such indemnification claim.

         11.8 LIMITATIONS ON LIABILITY FOR INDEMNITY. The preceding portions of this Section 11 notwithstanding, no Indemnified Party shall be indemnified and held harmless under this Section 11 from and against Losses (except that this limit shall not apply to any Loss relating to matters specified in Sections 11.2(a)(2), (8) and (9) or to any breach of the representations and warranties set forth in Section 4.16 or to any breach of a representation, warranty, covenant or agreement where such breach was made fraudulently, knowingly or intentionally by the Buyer, the Company or the Stockholders) unless such Losses exceed on a cumulative basis an amount equal to Fifty Thousand Dollars ($50,000), calculated on an aggregate basis with respect to the Company and the Stockholders. The preceding portions of this Section 11 notwithstanding, the aggregate liability of any Indemnifying Party for indemnification under this
Section 11 shall not exceed the Purchase Price paid by the Buyer to such Indemnifying Party (except that this limit shall not apply to any Loss relating to matters specified in Sections 11.2(a)(2), (8) and (9) or to any breach of the representations and warranties set forth in Section 4.16 or to any breach of a representation, warranty, covenant or agreement where such breach was made fraudulently, knowingly or intentionally by the Buyer, the Company or the Stockholders). For purposes of this Section 11, the amount of any Loss shall be reduced by any insurance proceeds actually received by the Indemnified Party with respect to such Loss.

     12. Post-Closing Agreements.
         -----------------------

         The Stockholders agree that from and after the Closing Date:

         12.1  Proprietary Information.
               -----------------------

              (a) The Stockholders shall hold in confidence all knowledge and information of a secret or confidential nature with respect to the Business and shall not disclose, publish or make use of the same without the consent of the Buyer, except (i) to the extent that such information shall have become public knowledge other than by breach of this Agreement by any Stockholder or
(ii) any Stockholder is required to disclose such information by any applicable Law or Regulation or any court order.

              (b) The Stockholders agree that the remedy at law for any breach of this Section 12.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 12.1.

         12.2  Non-Competition Agreement.
               -------------------------

              (a) Except as set forth in Section 12.2(b), for a period of five (5) years after the Closing Date or, in the case of Messrs. Libratore and Reilly, the later of 5 years after the Closing Date and the termination of their employment with the Buyer, neither Management Stockholder nor any Affiliate thereof shall directly or indirectly (i) as an individual proprietor, partner, stockholder, officer, employee, director, or in any other capacity whatsoever (other than as the holder of not more than 1% of the total outstanding stock of a publicly held company), engage in any business competitive with the Business as conducted on the date hereof or on the Closing Date, in the United States or any other country in which the Company conducted its business during the five
(5) years prior to the Closing Date; (ii) recruit, solicit or induce, or an attempt to induce, any employee or employees of the Buyer to terminate their employment with, or otherwise cease their relationship with, the Buyer; or (iii) solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by either Management Stockholder while employed by the Buyer.

              (b) The Buyer agrees that (i) the direct sales (but not mail order sales) by A-Action Medical Supply, Inc. of diabetes supplies and equipment shall not be deemed to violate Section 12.2(a) provided that such sales are limited to persons, businesses or governmental agencies located in Martin and St. Lucie counties, Florida and neither Mr. Libratore nor Mr. Reilly participate (other than as a stockholder in A-Action Medical Supply, Inc.) in such sales and
(ii) receipt of
compensation by Messrs. Libratore and Reilly from A-Action Medical Supply, Inc. consistent with the terms of their respective employment agreements with the Buyer shall not be deemed to violate Section 12.2(a).

              (c) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Section 12.2 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Management Stockholders agree that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

         12.3  Sharing of Data.
               ---------------

              (a) The Stockholders shall have the right for a period of seven (7) years following the Closing Date to have reasonable access in Palm City, Florida to such books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other similar information (i) of the Company for the limited purposes of complying with their obligations under applicable securities, Tax, environmental, employment or other Laws and Regulations and (ii) of the Buyer and its Affiliates as are reasonably necessary to verify the calculation of the Contingent Purchase Price.

              (b) The Company, the Stockholders and the Buyer agree that from and after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Shares from the Stockholders to the Buyer and the operation of the Business by the Buyer.

         12.4 USE OF NAME. The Stockholders agree not to use the name "Liberty Medical Supply, Inc." or any derivation thereof after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the Business conducted by the Company on the date hereof.

         12.5 COOPERATION IN LITIGATION. Each party hereto will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business of the Company prior to or after the Closing Date (other than litigation arising out the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the reasonable out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

         12.6 PRODUCT CLAIMS AND RETURNS. The Stockholders shall be responsible for customer claims or customer warranty claims relating to goods sold and services rendered by the Company prior to the Closing Date, and customer claims relating to or returns of products of the Company which were sold and shipped by the Company prior to the Closing Date to the extent such claims exceed claims incurred in the ordinary course of the Business (consistent with historical experience) regardless of whether such claims occur before or after the Closing Date. If a customer makes such a claim or seeks such a return and, in the reasonable judgment of the Buyer, such claim or return is proper, Buyer shall replace or repair, as the case may be, the services rendered or product purchased at the Company's then generally prevailing prices and labor rates. The Stockholders shall promptly reimburse Buyer for the costs of such repairs and returns of services rendered by the Company prior to the Closing Date and/or products of the Company which were sold and shipped prior to the Closing Date which in the aggregate exceed claims incurred in the ordinary course of the Business (consistent with historical experience) regardless of whether such claims occur before or after the Closing Date.

         12.7 COOPERATION WITH BUYER'S REPORTING REQUIREMENTS. The Stockholders agree to fully cooperate with the Buyer at Buyer's sole cost and expense in order to enable the Buyer to comply with its reporting obligations under the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as such obligations relate to the Business.

         12.8  Repurchase of Accounts Receivable.
               ---------------------------------

              (a) Upon the Stockholders' payment of the Uncollected Accounts Receivable Amount, (i) the Company shall, and the Buyer shall cause the Company to, promptly deliver to the Stockholders photocopies of any tangible evidence of the Uncollected Accounts Receivable then in the possession of the Company or under its control, and (ii) the Stockholders shall be entitled to take such customary and reasonable actions as are consistent with the Company's historical practice as the Stockholders deem necessary or desirable in order to collect the Uncollected Accounts Receivable; PROVIDED, HOWEVER, that the Stockholders shall consult with the Company prior to taking any collection action which might reasonably be expected to jeopardize the Company's relationship with such customer. The Company will, and the Buyer shall cause the Company to, from time to time after receipt of payment of the Uncollected Accounts Receivable Amount, execute and deliver to the Stockholders such instruments and other documents as the Stockholders may reasonably request to assist in their collection efforts, including, without limitation, any other evidence of the transfer of title to the Uncollected Accounts Receivable to the Stockholders.

              (b) In the event that any payment received by the Company during the Collection Period is remitted by a customer which is indebted under both Uncollected Accounts Receivable and an account receivable arising out of the sale of inventory in the ordinary course of business after the Closing Date (a "New Receivable"), such payments shall first be applied to the Uncollected Accounts Receivable due from such customer, and the balance remaining after payment in full of all Uncollected Accounts Receivable due from such customer shall be applied to the New Receivable; PROVIDED, HOWEVER, that (i) with respect to any Uncollected Account Receivable being contested or disputed by the payor thereof, no portion of the amount in dispute shall be deemed to have been collected by the Company in respect of the Uncollected Account Receivable due from such customer (unless otherwise directed by the customer) until all amounts owed by such customer to the Company for New Receivables have been paid or such dispute has been resolved, whichever occurs first (it being understood that undisputed amounts of Uncollected Accounts Receivable shall be applied in accordance with the priorities set forth above in this Section 12.8) and (ii) the foregoing priorities shall not apply to sums received by the Company which are specifically identified by the customer as being tendered in payment of a New Receivable. The Company agrees not to induce, and the Buyer shall cause the Company not to induce, any customer to identify any payment as being in respect of a New Receivable, except in the event the Company reasonably determines to sell to said customer on a C.O.D. basis only.

              (c) The Company will, and the Buyer shall cause the Company to, cooperate, at the Stockholders' expense, with the Stockholders in collecting any Uncollected Accounts Receivable; PROVIDED, HOWEVER, that the foregoing shall not require the Company to be a party to any action brought by the Stockholders to collect such Uncollected Accounts Receivable.

              (d) The Company shall, and the Buyer shall cause the Company to, promptly transmit to the Stockholders any sums received by the Company in respect of Uncollected Accounts Receivable (and so identified by the relevant account debtor) after receipt by the Buyer of payment of the Uncollected

Accounts Receivable Amount. In addition, if receipt by the Company of unidentified sums of money from an account debtor who owes any Uncollected Account Receivable results in such account debtor having an aggregate credit balance with the Company, the Company shall promptly transmit, and the Buyer shall cause the Company promptly to transmit, to the Stockholders an amount of money equal to the lesser of (a) such aggregate credit balance or (b) the remaining unpaid balance of all Uncollected Accounts Receivable which are payable by such account debtor to the Stockholders.

     13. Termination of Agreement
         ------------------------

         13.1 TERMINATION BY LAPSE OF TIME. This Agreement shall terminate at 5:00 p.m., Boston time, on September 9, 1996, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of all of the parties hereto.

         13.2 TERMINATION BY AGREEMENT OF THE PARTIES. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, (a) the Buyer shall have no further obligation or liability to the Company or the Stockholders under this Agreement; (b) neither the Company nor the Stockholders shall have any further obligation or liability to the Buyer under this Agreement; and (c) the preceding portions of this Section 13.2 to the contrary notwithstanding, the provisions of Section 6.2 shall survive any such termination.

         13.3 TERMINATION BY REASON OF BREACH. This Agreement may be terminated by the Company if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Buyer which is not cured prior to the Closing or the failure by the Buyer to perform any condition or obligation hereunder after written notice from the Company, and may be terminated by the Buyer if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Company or the Stockholders which is not cured prior to the Closing or the failure of the Company or the Stockholders to perform any condition or obligation hereunder after written notice from the Buyer. The provisions of Section 13.4 shall survive any such termination.

         13.4  Liquidated Damages.
               ------------------

              (a) The parties hereto agree that the harm suffered by the Buyer on the one hand and Company and the Stockholders on the other hand as a result of a breach of this Agreement and the failure to consummate the transactions contemplated hereby is difficult to accurately estimate. The parties agree, based on all present circumstances, that Two Hundred Fifty Thousand Dollars ($250,000) represents a reasonable estimate of the damages, including lost opportunity costs, which would be suffered by a non-breaching party upon a failure to close due to a breach of the other party.

              (b) In the event of a breach of any of the representations, warranties or covenants contained herein that is not cured or waived prior to or at the Closing or a failure to perform any obligations or agreements required to be performed hereunder prior to or at the Closing (a "Pre-Closing Breach") by either party, the breaching party will pay to the non-breaching party the sum of $250,000, as liquidated damages. The remedy set forth in this paragraph (b) is in lieu of all other remedies available to the non-breaching party at law or in equity for the breaching party's Pre-Closing Breach of this Agreement.

     14. Brokers
         -------

         14.1 FOR THE COMPANY. The Company represents and warrants that it has not engaged any broker or finder (other than Advest, Inc.) or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Stockholders agree to pay all fees, expenses and other compensation owed to Advest Inc. The Stockholders agree to indemnify and hold harmless the Buyer against any claims or liabilities asserted against the Buyer by any person acting or claiming to act as a broker or finder on behalf of the Company.

         14.2 FOR THE BUYER. The Buyer agrees to pay all fees, expenses and compensation owed to The Heim Group and any other person, firm or corporation who has acted in the capacity of broker or finder on its behalf in connection with the transactions contemplated by this Agreement. The Buyer agrees to indemnify and hold harmless the Company and the Stockholders against any claims or liabilities asserted against the Company and/or any Stockholder by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

     15. Notices
         -------

         Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telefacsimile (with receipt confirmed), Federal Express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

         To the Company:             Mark A. Libratore
                                     c/o Liberty Medical Supply, Inc.
                                     P. O. Box 1966
                                     3595 S.W. Corporate Parkway
                                     Martin Downs Business Park
                                     Palm City, Florida  34990

                                     Tel:  (407) 221-1683
                                     Fax:  (407) 287-6049



         With a copy to:             Robinson & Cole
                                     One Commercial Plaza
                                     Hartford, Connecticut 06103
                                     Attention:  Edward J. Samorajczyk, Esq.
                                     Tel:  (860) 275-8200
                                     Fax:  (860) 275-8299

         To Stockholders:            Mark A. Libratore
                                     1023 Southwest Catalina Street
                                     Palm City, Florida  34990
                                     Tel:  (407) 287-6248

                                     Edward F. Reilly
                                     73 South Sewall's Point Road
                                     Stuart, Florida  34996
                                     Tel:  (407) 287-5367

                                     Ann E. Royer
                                     9079 Southeast Hawksbill Way
                                     Hobe Sound, Florida  33455
                                     Tel:  (407) 546-1651

         To the Buyer:               PolyMedica Industries, Inc.
                                     11 State Street
                                     Woburn, Massachusetts  01801
                                     Attention:  Steven J. Lee
                                     Tel:  (617) 933-2020
                                     Fax:  (617) 933-7992


         With a copy to:             Hale and Dorr
                                     60 State Street
                                     Boston, Massachusetts  02109
                                     Attention:  John K.P. Stone, III
                                     Tel:  (617) 526-6000
                                     Fax:  (617) 526-5000


Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally or by confirmed telefacsimile; (b) one business day after being sent, if sent by Federal Express or another nationally recognized overnight courier service charges prepaid and marked for next day delivery; or (c) three business days after being sent, if sent by registered or certified mail postage prepaid.

     16. Successors and Assigns
         ----------------------

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, the Stockholders and the Company may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights, but not its obligations, obligations hereunder, to a wholly-owned subsidiary. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer, the Stockholders or the Company from any obligation or liability under this Agreement.

     17. Entire Agreement; Amendments; Attachments
         -----------------------------------------

         (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties, including without limitation that certain letter agreement among the parties hereto dated August 16, 1996. The parties hereto may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer, the Company and the Stockholders.

         (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provision of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

     18. Expenses
         --------

         Except as otherwise expressly provided herein, the Buyer, the Company and the Stockholders shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.

     19. Legal Fees
         ----------

         In the event that legal proceedings are commenced by the Buyer against the Company or the Stockholders, or by the Company or the Stockholders against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

     20. Governing Law
         -------------

         This Agreement shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Massachusetts without giving effect to conflict of laws principles.

     21. Section Headings
         ----------------

         The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties and are not a part of this Agreement.

     22. Severability
         ------------

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     23. Counterparts
         ------------

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.



(Corporate Seal)                       POLYMEDICA INDUSTRIES, INC.

ATTEST:


                                       By:    /s/ Steven G. Lee
                                           ---------------------------------
/s/ Eric G. Walters                    Title: Chief Executive Officer
- -------------------------                    -------------------------------



(Corporate Seal)                       LIBERTY MEDICAL SUPPLY, INC.

ATTEST:

                                       By:    /s/ Mark A. Libratore
                                           ---------------------------------
/s/ Ann E. Royer                       Title: President
- -------------------------                    -------------------------------
Secretary



                                       STOCKHOLDERS

                                       /s/ Mark A. Libratore
                                       -------------------------------------
                                       Mark A. Libratore

                                       /s/ Edward F. Reilly
                                       -------------------------------------
                                       Edward F. Reilly

                                       /s/ Ann E. Royer
                                       -------------------------------------
                                       Ann E. Royer

                                                                     Exhibit A
                                                                     ---------



THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS SO REGISTERED OR AN EXEMPTION FROM REGISTRATION UNDER SAID ACT IS AVAILABLE. THIS NOTE IS NON-NEGOTIABLE.


                           POLYMEDICA INDUSTRIES, INC.

                       7.00% Subordinated Promissory Note

                      (this "Subordinated Note" or "Note")


$XXXXXXX                                               Woburn, Massachusetts
                                                       August 30, 1996



     PolyMedica Industries, Inc., a Massachusetts corporation (the "Maker"), for value received, hereby promises to pay to XXXXXXXXXXXX the principal sum of XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX Dollars ($XXXXXXX), together with interest on the unpaid principal balance of this Note from time to time outstanding at the rate of 7.00% per year until paid in full. Any overdue payment of principal or interest shall bear interest at an annual rate equal to the prime rate for commercial loans announced from time to time by The First National Bank of Boston plus 300 basis points. Principal and interest shall be paid as follows:

          Four semi-annual installments of principal (in the amount of $XXXXXX at each such installment) plus accrued interest, in arrears, on the following dates:

          1. the first Business Day that is six (6) months from the date hereof;

          2. the first Business Day that is twelve (12) months from the date hereof;

          3. the first Business Day that is eighteen (18) months from the date hereof; and

          4. the first Business Day that is twenty-four (24) months from the date hereof.


                                      -A1-

     A "Business Day" is any day on which the banks in Boston, Massachusetts are open for business. Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

 1.  Subordination.
     -------------

     (a) SUBORDINATION TO SENIOR INDEBTEDNESS. The indebtedness evidenced by this Note, and the payment of the principal hereof, and any interest hereon, is wholly subordinated, junior and subject in right of payment, to the extent and in the manner hereinafter provided, to the prior payment of all Senior Indebtedness of the Maker now outstanding or hereinafter incurred. "Senior Indebtedness" means the principal of, and premium, if any, and interest on (i) all indebtedness of the Maker for monies borrowed from banks, trust companies, insurance companies and other financial institutions, including commercial paper and accounts receivable sold or assigned by the Maker to such institutions, (ii) all indebtedness of the Maker for monies borrowed by the Maker from other persons or entities, (iii) obligations of the Maker as lessee under leases of real or personal property, (iv) principal of, and premium, if any, and interest on any indebtedness or obligations of others of the kinds described in (i), (ii) and (iii) above assumed or guaranteed in any manner by the Maker, (v) deferrals, renewals, extensions and refundings of any such indebtedness or obligations described in (i), (ii), (iii) and (iv) above, and (vi) any other indebtedness of the Maker which the Maker and the holder hereof may hereafter from time to time expressly and specifically agree in writing shall constitute Senior Indebtedness; PROVIDED, HOWEVER, that "Senior Indebtedness" shall not mean the principal of, and premium, if any, and interest on indebtedness or obligations described in (i), (ii), (iii) and (iv) above which in the aggregate at any point in time exceeds $50,000,000.

     (b) NO PAYMENT IF DEFAULT IN SENIOR INDEBTEDNESS. No payment on account of principal of or interest on this Subordinated Note shall be made, and this Subordinated Note shall not be redeemed or purchased directly or indirectly by the Maker (or any of its subsidiaries), if at the time of such payment or purchase or immediately after giving effect thereto, (i) there shall exist a default in any payment with respect to any Senior Indebtedness or (ii) there shall have occurred an event of default (other than a default in the payment of amounts due thereon) with respect to any Senior Indebtedness, as defined in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist.

     (c)     Payment upon Dissolution, Etc.
             ------------------------------

                                      -A2-

             (i) In the event of any bankruptcy, insolvency, reorganization, receivership, composition, assignment for benefit of creditors or other similar proceeding initiated by or against the Maker or any dissolution or winding up or total or partial liquidation or reorganization of the Maker (being hereinafter referred to as a "Proceeding"), all claims of the holder of this Subordinated
Note in such Proceeding shall be deemed assigned, pro rata, to the then holders of the Senior Indebtedness on the basis of the respective amounts of such Senior Indebtedness held by each such holder, and the holder of this Subordinated Note hereby agrees to execute all documents that such holders request in order to evidence such assignment; PROVIDED, HOWEVER, that such assignment shall terminate upon receipt by such holders of payment in full of all of the Senior Indebtedness. While such assignment is in effect, the then holders of the Senior Indebtedness shall have the exclusive right to exercise all rights of the holder of this Subordinated Note arising from its claims in the Proceeding, including but not limited to the right to vote for a trustee and to accept or reject a proposed plan of reorganization or composition, and the holder of this Subordinated Note hereby agrees to execute all documents reasonably requested by the then holders of the Senior Indebtedness in order to exercise any such rights whether (at the sole discretion of such holders) in the holder's own name or in the name of the holder of this Subordinated Note. While such assignment is in effect, any holder of this Subordinated Note also agrees that it shall, upon request, and at its own expense take all reasonable actions (including but not limited to the execution and filing of documents and the giving of testimony in any Proceeding, whether or not such testimony could have been compelled by process) necessary to prove the full amount of all its claims in any Proceeding, and any holder of this Subordinated Note shall not expressly, by implication or by inaction waive any claim in any Proceeding without the written consent of such holders of Senior Indebtedness.

             (ii) Upon payment or distribution to creditors in a Proceeding of assets of the Maker of any kind or character, whether in cash, property or securities, all principal and interest due upon any Senior Indebtedness shall first be paid in full, or payment thereof in full duly provided for, before any holder of this Subordinated Note shall be entitled to receive or, if received, to retain any payment or distribution on account of this Subordinated Note; and upon any such Proceeding, any payment or distribution of assets of the Maker of any kind or character, whether in cash, property or securities, to which any holder of this Subordinated Note would be entitled except for the provisions of this Section 1 shall be paid by the Maker or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by any holder of this Subordinated Note who shall have received such


                                      -A3-
payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of such Senior Indebtedness held by such holder) or their representatives to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to any holder of this Subordinated Note. In the event of any Proceeding, the holder of this Subordinated Note shall be entitled to be paid one hundred percent (100%) of the principal amount hereof and accrued interest hereon and all reasonable fees and costs due in connection herewith before any distribution of assets shall be made among the holders of any class of shares of the capital stock of the Maker in their capacities as holders of such shares.

             (iii) For purposes of this Section 1(c), the words "assets" and "cash, property or securities" shall not be deemed to include shares of Common Stock of the Maker as reorganized or readjusted, or securities of the Maker or any other person provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Section 1 with respect to this Subordinated Note to the payment of all Senior Indebtedness which may at the time be outstanding, if (x) the Senior Indebtedness is assumed by the new entity, if any, resulting from any such reorganization or readjustment, and (y) the rights of the holders of the Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment.

     (d) SUBROGATION. Subject to payment in full of all Senior Indebtedness, any holder of this Subordinated Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of the assets of the Maker made on such Senior Indebtedness until all principal and interest on this Subordinated Note shall be paid in full; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which any holder of this Subordinated Note would be entitled except for the subordination provisions of this Section 1 shall, as between the holder of this Subordinated Note and the Maker and/or its creditors other than the holders of the Senior Indebtedness, be deemed to be a payment on account of the Senior Indebtedness.

     (e) RIGHTS OF HOLDERS UNIMPAIRED. The provisions of this Section 1 are and are intended solely for the purposes of defining the relative rights of the holder of this Subordinated Note and the holders of Senior Indebtedness and nothing in this Section 1 shall impair, as between the Maker and any holder of this Subordinated Note, the obligation of the Maker, which is unconditional and absolute, to pay to the holder of this

                                      -A4-

Subordinated Note the principal hereof and interest hereon and all other amounts due hereunder, in accordance with the terms hereof, nor shall anything herein prevent any holder of this Subordinated Note from exercising all remedies otherwise permitted by applicable law or hereunder upon default, subject to the rights set forth above of holders of Senior Indebtedness to receive cash, property or securities otherwise payable or deliverable to the holder of this Subordinated Note.

     (f) HOLDERS OF SENIOR INDEBTEDNESS. The provisions of this Section 1 regarding subordination will constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness; such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees under such provisions to the same extent as if they were named therein, and they or any of them may proceed to enforce such subordination. The holder of this Subordinated Note shall execute and deliver to any holder of Senior Indebtedness (i) any such instrument as such holder of Senior Indebtedness may request in order to confirm the subordination of this Note to such Senior Indebtedness upon the terms set forth in this Subordinated Note, and (ii) any powers of attorney specifically confirming the rights of holders of Senior Indebtedness to enforce such subordination and all such proofs of claim, assignments of claim and other instruments as may be requested by the holders of Senior Indebtedness or their representatives to enforce all claims upon or in respect of this Subordinated Note.

     (g) PAYMENTS ON SUBORDINATED NOTE. Subject to Section 1(c), the Maker shall make payments of the principal of, and any interest or premium on, this Note, if at the time of payment, and immediately after giving effect thereto,
(i) there exists no default in any payment with respect to any Senior Indebtedness and (ii) there shall not have occurred an event of default (other than a default in the payment of amounts due thereon) with respect to any Senior Indebtedness, as defined in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, other than an event of default which shall have been cured or waived or shall have ceased to exist.

2.   Redemption.
     ----------

     (a) Subject to the subordination provisions of Section 1, this Note may, at the option of the Maker, be called for redemption, in whole or in part at any time. The Maker shall give at least thirty (30) days prior written notice of redemption to the registered owner at his or its address as shown in the Note Register, and the notice of redemption shall specify the date and place designated for redemption.

                                      -A5-

     (b) On or after the redemption date fixed in the notice of redemption, no further interest shall accrue on the principal amount so redeemed. Payment of the redemption price shall be made to the registered holder of this Note upon presentation and surrender of this Note accompanied by a duly executed instrument of transfer in blank, at the principal executive office of the Maker. In the event of a partial redemption, this Note shall be presented to the Maker for endorsement of the amount of payment and date paid as a condition precedent to such payment.

3.   Default.
     -------

     Subject to the subordination provisions of Section 1, the entire unpaid principal of this Note and the interest then accrued on this Note and all other amounts payable hereunder shall become and be due and payable upon written demand of the holder of this Note, without any other notice or demand of any kind or any presentment or protest, if any one of the following events shall occur and be continuing at the time of such demand, whether voluntarily or involuntarily, or, without limitation, occurring or brought about by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any governmental body:

     (a) If default shall be made in the payment of any installment of principal on this Subordinated Note, or of any installment of interest on this Subordinated Note, and if any such default shall remain unremedied for ten (10) days; or

     (b) If the Maker (i) makes a composition or an assignment for the benefit of creditors or trust mortgage, (ii) applies for, consents to, acquiesces in, files a petition seeking or admits (by answer, default or otherwise) the material allegations of a petition filed against it seeking the appointment of a trustee, receiver or liquidator, in bankruptcy or otherwise, of itself or of all or a substantial portion of its assets, or a reorganization, arrangement with creditors or other remedy, relief or adjudication available to or against a bankrupt, insolvent or debtor under any bankruptcy or insolvency law or any law affecting the rights of creditors generally, or (iii) admits in writing its inability to pay its debts generally as they become due; or

     (c) If an order for relief shall have been entered by a bankruptcy court or if a decree, order or judgment shall have been entered adjudging the Maker insolvent, or appointing a receiver, liquidator, custodian or trustee, in bankruptcy or otherwise, for it or for all or a substantial portion of its assets, or approving the winding-up or liquidation of its affairs on the grounds of insolvency or nonpayment of debts, and such order for relief, decree, order or judgment shall remain

                                      -A6-
undischarged or unstayed for a period of sixty (60) days; or if any substantial part of the property of the Maker is sequestered or attached and shall not be returned to the possession of the Maker or such subsidiary or released from such attachment within sixty (60) days.

4.   Note Register.
     -------------

     (a) This Note is non-negotiable and may not be transferred. The Maker shall keep at its principal executive office a register (herein sometimes referred to as the "Note Register"), in which, subject to such reasonable regulations as it may prescribe, but at its expense (other than transfer taxes, if any), the Maker shall provide for the registration of this Note.

     (b) Upon receipt by the Maker of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note and of indemnity reasonably satisfactory to it, and upon reimbursement to the Maker of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Note (in case of mutilation) the Maker will make and deliver in lieu of this Note a new note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the unpaid principal amount of this
Note in lieu of which such new note is made and delivered.

5.   Set Off.
     -------

     All payments of principal and interest on this Note shall be subject to the Maker's right pursuant to the Stock Purchase Agreement, dated as of August 30, 1996, among the Maker, Liberty Medical Supply, Inc. and the Stockholders of Liberty Medical Supply, Inc. identified therein to set off any amount due to the Maker pursuant to such agreements against any amount payable under this Note.

6.   Costs of Collection; Application of Payments.
     --------------------------------------------

     (a) The Maker agrees to pay on demand all costs, including, without limitation, reasonable attorneys' fees, incurred by the Holder in collecting and/or enforcing the obligations of the Maker under this Note.

     (b) All scheduled payments made pursuant to this Note shall be applied FIRST to the costs of collection and/or enforcement, if any, SECOND to reduction of accrued interest hereunder and FINALLY to reduction of principal. Each prepayment made pursuant to this Note shall be applied, FIRST, to the costs of collection and/or enforcement, if any, SECOND to reduction of accrued interest hereunder and FINALLY to principal installments under this Note in inverse order of their maturity.


                                      -A7-

 7.  General.
     -------

     (a) SUCCESSORS AND ASSIGNS. This Note, and the obligations and rights of the Maker hereunder, shall be binding upon and inure to the benefit of the Maker, the holder of this Note, and their respective heirs, successors and assigns.

     (b) RECOURSE. Recourse under this Note shall be to the general unsecured assets of the Maker only and in no event to the officers, directors or stockholders of the Maker.

     (c) CHANGES. Changes in or additions to this Note may be made or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), upon written consent of the Maker and the holder.

     (d) CURRENCY. All payments shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts.

     (e) NOTICES. All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by hand, to the Maker or to the holder hereof at their respective addresses set forth below or to such other address as may be furnished in writing to the other party hereto:

             If to the holder:         XXXXXXXXXXXX
                                       XXXXXXXXXXXXXXXXXXXXXXXXXXXX
                                       XXXXXXXXXXXXXXXXXXXXXXXXXX

             If to the Maker:          PolyMedica Industries, Inc.
                                       11 State Street
                                       Woburn, Massachusetts 01801
                                       Attn:  Steven J. Lee
                                       Chief Executive Officer


     (f) GOVERNING LAW. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Massachusetts.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


                                      -A8-

     IN WITNESS WHEREOF, this Note has been executed and delivered as a sealed instrument on the date first above written by the duly authorized representative of the Maker.

                                        POLYMEDICA INDUSTRIES, INC.


                                        By:
                                            ----------------------------------
                                            Steven J. Lee
                                            Chairman and Chief Executive
[Corporate Seal]                              Officer



ATTEST:
       ----------------------------
       John K.P. Stone, III
       Assistant Clerk


                                      -A9-

                                                                     Exhibit B
                                                                     ---------

                           REGISTRATION RIGHTS AGREEMENT
                           -----------------------------


         This Registration Rights Agreement (as amended and supplemented from time to time, this "Agreement") dated as of August 30, 1996 is entered into by and among PolyMedica Industries, Inc., a Massachusetts corporation (the "Company"), Mark A. Libratore, Edward F. Reilly and Ann E. Royer (collectively, the "Purchasers").

         WHEREAS, the Company, the Purchasers and Liberty Medical Supply, Inc., a Florida corporation, have entered into a Stock Purchase Agreement dated as of August 30, 1996 (as amended and supplemented from time to time) (the "Purchase Agreement"); and

         WHEREAS, the Company and the Purchasers desire to provide for certain arrangements with respect to the registration of shares of capital stock of the Company under the Securities Act (as hereinafter defined);

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

         1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

             "COMMISSION" means the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

             "COMMON STOCK" means the common stock, $0.01 par value per share, of the Company.

             "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

             "PRIMARY SHARES" means at any time any authorized but unissued Common Stock, Common Stock held by the Company in its treasury or shares of capital stock of the Company with respect to which the Company has granted demand registration rights.

             "REGISTRATION STATEMENT" means a registration statement filed by the Company with the Commission for a public offering and sale of Common Stock (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering

                                      -B1-
only securities proposed to be issued in exchange for securities or assets of another corporation).

             "REGISTRATION EXPENSES" has the meaning assigned to that term in
Section 4.

             "REGISTRABLE SHARES" means (i) the shares of Common Stock issued to the Purchasers pursuant to the Purchase Agreement (the "Shares") and (ii) any other shares of Common Stock issued in respect of such shares (because of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); PROVIDED, HOWEVER, that shares of Common Stock which are Registrable Shares shall cease to be Registrable Shares (a) upon any sale pursuant to a Registration Statement or Rule 144 under the Securities Act or (b) upon any sale in any manner to a person or entity which, by virtue of Section 11 of this Agreement, is not entitled to the rights provided by this Agreement. Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Shares, the determination of such percentage shall include shares of Common Stock issuable upon conversion of the Shares even if such conversion has not yet been effected.

             "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.


         2.  Incidental Registration.
             -----------------------

             (a) Whenever the Company proposes to file a Registration Statement at any time and from time to time, it will, prior to such filing, give written notice to all Purchasers of its intention to do so and, upon the written request of a Purchaser or Purchasers given within 20 days after the Company provides such notice (which request shall state the number of Registrable Shares to be included in such Registration Statement and the intended method of disposition of such Registrable Shares), the Company shall use its best efforts to cause all Registrable Shares which the Company has been requested by such Purchaser or Purchasers to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Purchaser or Purchasers; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 2 without obligation to any Purchaser.

             (b) In connection with any registration under this Section 2 involving an underwriting, the Company shall not be required to include any Registrable Shares in such registration unless the holders thereof accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by

                                      -B2-
it (provided that such terms must be consistent with this Agreement). If in the opinion of the managing underwriter it is appropriate because of marketing factors to limit the number of Registrable Shares to be included in the offering, then the Company shall be required to include in the registration only that number of Registrable Shares, if any, which the managing underwriter believes should be included therein. If the number of Registrable Shares to be included in the offering in accordance with the foregoing is less than the total number of shares which the holders of Registrable Shares have requested to be included, then the number of Primary Shares, Registrable Shares and Other Shares proposed to be included in such registration shall be included in the following order:

            (i)      FIRST, the Primary Shares, if any; and

            (ii) SECOND, the Registrable Shares, if any, together with any other shares of capital stock of the Company with respect to which the Company has granted registration rights ("Other Registrable Shares"); and

            (iii) THIRD, any shares of capital stock of the Company that are not Primary Shares, Registrable Shares and Other Registrable Shares.

The holders of Registrable Shares who have requested registration shall participate in the registration pro rata based upon their total ownership of shares of Common Stock (giving effect to the conversion into Common Stock of all securities convertible thereto). If any holder of Registrable Shares would thus be entitled to include more securities than such holder requested to be registered, the excess shall be allocated among other requesting holders of Registrable Rights pro rata in the manner described in the preceding sentence.

             (c) DELAY PERIOD. If at any time prior to the expiration of the effectiveness of any registration statement with respect to Registrable Shares or prior to the filing of such registration statement, the Company determines in good faith that the compliance by the Company with its disclosure obligations in connection with such registration statement would require the disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, then the Company shall not be required to file such registration statement, maintain the effectiveness of such registration statement or amend or supplement the applicable registration statement for a period (an "Information Delay Period") expiring upon the earlier to occur of (i) the date on which such material information is disclosed to the public or ceases to be material or the Company is able to so comply with its disclosure obligations and Commission requirements or (ii) 30 days after the Company makes such good faith determination. Any information provided to the Purchasers pursuant to this Section 2(c) shall be maintained in confidence by the Purchasers.


                                      -B3-

         3. REGISTRATION PROCEDURES. If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Shares under the Securities Act, the Company shall as expeditiously as practicable:

             (a) file with the Commission a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become and remain effective for the period of time specified in
Section 3(c);

             (b) furnish, to one counsel selected by the Purchasers holding such Registrable Shares (the "Purchaser's Counsel"), at least five business days before (or two business days before, in the case of an amendment or a supplement) filing a registration statement that registers such Registrable Shares, (i) a prospectus relating thereto or any amendments to supplements relating to such a registration statement or prospectus, and (ii) copies of all such other documents proposed to be filed (it being understood that such five-business-day and two-business day periods need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to Purchaser's Counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances);

             (c) prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary (i) to keep the Registration Statement effective, in the case of a firm commitment underwritten public offering, until each underwriter has completed the distribution of all securities purchased by it and, in the case of any other offering, until the earlier of the sale of all Registrable Shares covered thereby or 120 days after the effective date thereof and (ii) to comply with the provisions of the Securities Act;

             (d) furnish to each selling Purchaser such reasonable numbers of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the selling Purchaser may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the selling Purchaser;

             (e) use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the selling Purchasers shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Purchasers to consummate the public sale or other disposition in such states of the Registrable Shares owned by the selling Purchaser; PROVIDED, HOWEVER, that the Company shall not be required in connection with this paragraph (d) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction;


                                      -B4-

             (f) notify Purchaser's Counsel (i) of the receipt by the Company of any material comments by the Commission with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the Commission for any material amendment or supplement thereto, (ii) of the receipt by the Company of any stop order suspending the effectiveness of such registration statement or prospectus or any amendment or supplement thereto or the initiation of any proceeding for that purpose and (iii) of the receipt by the Company of any notification of the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation of any proceeding for such purposes;

             (g) notify the Purchasers holding such Registrable Shares at any time when the Company is required to maintain the effectiveness of the Registration Statement of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and, at the request of such Purchaser, prepare and furnish to such Purchaser a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light or the circumstances under which they were made, not misleading;

             (h) list such Registrable Shares on any national securities exchange on which the Common Stock is listed; and

             (i) make available to its security holders, as soon as reasonably practicable, earnings statements (which need not be audited) covering a period of 12 months beginning within three months after the last day of the calendar quarter in which the effective date of the registration statement occurs, which earnings statements shall satisfy the provision of Section 11(a) of the Securities Act.

     If the Company has delivered preliminary or final prospectuses to the selling Purchasers and after having done so the prospectus is amended, the Company shall promptly notify the selling Purchasers and, if requested, the selling Purchasers shall immediately cease making offers of Registrable Shares and return all prospectuses to the Company. The Company shall promptly provide the selling Purchasers with revised prospectuses and, following receipt of the revised prospectuses, the selling Purchasers shall be free to resume making offers of the Registrable Shares.

         4. ALLOCATION OF EXPENSES. The Company will pay all Registration Expenses of all registrations under this Agreement. For purposes of this Agreement, the term "Registration Expenses" shall mean all expenses incurred by the Company in

                                     -B5-
complying with this Agreement, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of counsel for the Company, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of selling Purchasers' own counsel.

         5.  Indemnification and Contribution.
             --------------------------------

             (a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the seller of such Registrable Shares, each underwriter of such Registrable Shares, and each other person or entity, if any, who controls such seller, underwriter within the meaning of the Securities Act or the Exchange Act and the officers, directors and employees of each of them against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person, and the officers, directors and employees of each of them, may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement or otherwise filed with the Commission, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or state securities or blue sky laws applicable to the Company and relating to any action or inaction required of the Company in connection with such registration or qualification under such state securities or blue sky laws; and the Company will reimburse such seller of Registrable Shares, underwriter and each such controlling person, and the officers, directors and employees of each of them, for any legal or any other expenses (including, without limitation, reasonable attorney's fees and expenses) reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or final prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such seller, underwriter or controlling person specifically for use in the preparation thereof.


                                      -B6-

             (b) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information relating to such seller furnished in writing to the Company by or on behalf of such seller specifically for use in the preparation of such Registration Statement, prospectus, amendment or supplement; PROVIDED, HOWEVER, that the obligations of each Purchaser under this Agreement shall be limited to an amount equal to the net proceeds received by such Purchaser of Registrable Shares sold pursuant to such registration.

             (c) Each party entitled to indemnification under this Section 5 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; PROVIDED, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed); and, PROVIDED, FURTHER, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5 except to the extent that the Indemnifying Party's obligations under this Section 5 are increased by such failure or delay in giving notice. The Indemnified Party may participate in such defense at such party's expense; PROVIDED, HOWEVER, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by


                                      -B7-
the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.

             (d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Registrable Shares exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 5 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 5 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Purchaser or any such controlling person in circumstances for which indemnification is provided under this Section 5; then, in each such case, the Company and such Purchaser will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportions so that such holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Shares offered by the Registration Statement bears to the public offering price of all securities offered by such Registration Statement, and the Company is responsible for the remaining portion; PROVIDED, HOWEVER, that, in any such case, (A) no such holder will be required to contribute any amount in excess of the net proceeds to it of all Registrable Shares sold by it pursuant to such Registration Statement, and (B) no person or entity guilty of fraudulent misrepresentation, within the meaning of Section 11(f) of the Securities Act, shall be entitled to contribution from any person or entity who is not guilty of such fraudulent misrepresentation.

         6. INFORMATION BY HOLDER. Each Purchaser including Registrable Shares in any registration shall furnish to the Company such written information regarding such Purchaser and the distribution proposed by such Purchaser as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

         7. "STAND-STILL" AGREEMENT. Each Purchaser, if requested by the Company and the managing underwriter of an offering by the Company of Common Stock or other securities of the Company pursuant to a Registration Statement, shall agree not to sell publicly or otherwise transfer or dispose of any Registrable Shares or other securities of the Company held by such Purchaser for a specified period of time (not to exceed 90 days) following the effective date of such Registration Statement.

         8.  RULE 144 REQUIREMENTS.  The Company agrees to:


                                      -B8-

             (a) comply with the requirements of Rule 144(c) under the Securities Act with respect to current public information about the Company;

             (b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under, and otherwise comply with, the Securities Act and the Exchange Act;

             (c) furnish to any holder of Registrable Shares upon request (i) a written statement by the Company as to its compliance with the requirements of said Rule 144(c), and the reporting requirements of the Securities Act and the Exchange Act; (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of Rule 144 or any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

         9. MERGERS, ETC. The Company shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Company shall not be the surviving corporation unless the proposed surviving corporation shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Company under this Agreement, and for that purpose references hereunder to "Registrable Shares" shall be deemed to be references to the securities which the Purchasers would be entitled to receive in exchange for Registrable Shares under any such merger, consolidation or reorganization; PROVIDED, HOWEVER, that the provisions of this Section 9 shall not apply in the event of any merger, consolidation or reorganization in which the Company is not the surviving corporation if all Purchasers are entitled to receive in exchange for their Registrable Shares consideration consisting solely of (i) cash, (ii) securities of the acquiring corporation which may be immediately sold to the public without registration under the Securities Act, or (iii) securities of the acquiring corporation which the acquiring corporation has agreed to register within 90 days of completion of the transaction for resale to the public pursuant to the Securities Act.

         10. TERMINATION. All of the Company's obligations to register Registrable Shares under this Agreement shall terminate on February 28, 1998.

         11. Transfers of Rights. This Agreement, and the rights and obligations of the Purchasers hereunder, may not be assigned by the Purchaser to any person or entity.

         12. General.
             -------

         (a) NOTICES. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by


                                      -B9-
hand or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

     If to the Company, at 11 State Street, Woburn, Massachusetts 01801,
Attention: Chief Executive Officer, or at such other address or addresses as may have been furnished in writing by the Company to the Purchasers, with a copy to Hale and Dorr, 60 State Street, Boston, Massachusetts 02109, Attention: John K. Stone III, Esq.; or

     If to the Purchasers, at P. O. Box 1966, Palm City, Florida 34990, or at such other address or addresses as may have been furnished to the Company in writing by such Purchasers, with a copy to Edward J. Samorajczyk, Jr., Esq., Robinson & Cole, One Commercial Place, 280 Trumbull Street, Hartford, Connecticut 06103-3597.

     Notices provided in accordance with this Section 3(a) shall be deemed delivered upon personal delivery or three business days after deposit in the mail.

         (b) ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

         (c) AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of at least a majority of the Registrable Shares; PROVIDED, that this Agreement may be amended with the consent of the holders of less than all Registrable Shares only in a manner which affects all Registrable Shares in the same fashion. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

         (d) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

         (e) SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         (f) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.


                                      -B10-

         Executed as of the date first written above.


                                    COMPANY:

                                    POLYMEDICA INDUSTRIES, INC.


                                    By:
                                       --------------------------------

                                    Title:
                                          -----------------------------

                                    PURCHASERS:


                                    -----------------------------------
                                    Mark A. Libratore

                                    -----------------------------------
                                    Edward F. Reilly


                                    -----------------------------------
                                    Ann E. Royer



                                      -B11-

                                                                     Exhibit C
                                                                     ---------

                                 Robinson & Cole
                                One Boston Place
                              Boston, MA 02108-4404


                                         August 30, 1996


PolyMedica Industries, Inc.
11 State Street
Woburn, Massachusetts  01801

Re: Stock Purchase Agreement, dated as of August 30, 1996, by and among PolyMedica Industries, Inc., Liberty Medical Supply, Inc., Mark A. Libratore, Edward F. Reilly, and Ann E. Royer

Ladies and Gentlemen:

     We have acted as special counsel to Liberty Medical Supply, Inc., a Florida corporation (the "Company"), Mark A. Libratore ("Libratore"), Edward F. Reilly ("Reilly"), and Ann E. Royer ("Royer") (collectively, such individuals are referred to herein as the "Stockholders"), in connection with the acquisition by PolyMedica Industries, Inc., a Massachusetts corporation ("PolyMedica"), of 1,000 shares of the Company's Common Stock, $1.00 par value per share (the "Shares"), pursuant to that certain Stock Purchase Agreement, dated as of August 30, 1996, by and among the Company, PolyMedica, and the Stockholders (the "Purchase Agreement"). This opinion is being provided to you pursuant to Section
9.6 of the Purchase Agreement. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

     For purposes of this opinion, the term "Transaction Documents" means, collectively, the Purchase Agreement, the Registration Rights Agreement, dated as of August 30, 1996, by and among PolyMedica and each of the Stockholders (the "Registration Rights Agreement"); the Employment Agreement, dated as of August 30, 1996, by and between PolyMedica and Libratore (the "Libratore Employment Agreement"); and the Employment Agreement, dated as of August 30, 1996, by and between PolyMedica and Reilly (the "Reilly Employment Agreement"). In connection with rendering the opinions set forth below, we have examined originals (or copies certified or otherwise identified to our satisfaction) of the Transaction Documents and, except as may be indicated below, such other documents, corporate records, certificates and other instruments, including stock certificates numbers 1, 2 and 3 for the Company's shares identified in opinion


                                      -C1-

PolyMedica Industries, Inc.
August 30, 1996
Page 2




number 10 below, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed (a) the genuineness of all signatures, (b) the authenticity of all documents submitted to us as originals,
(c) the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of all originals of such documents and (d) the legal capacity of all natural persons. In rendering the opinions set forth below, we have assumed (i) the corporate or other power and authority of all parties other than the Company and each of the Stockholders to enter into, and perform their obligations under, the Transaction Documents; (ii) that all parties other than the Company and each of the Stockholders have taken all necessary corporate or other action to authorize, execute and deliver the Transaction Documents to which they are parties; (iii) the due authorization, execution and delivery of the Transaction Documents by all parties thereto other than the Company and each of the Stockholders; (iv) that each party to any Transaction Document other than the Company and each of the Stockholders has performed and/or will perform its obligations thereunder in accordance with the terms thereof; and (v) that the Transaction Documents are each the valid, binding and enforceable obligation of all parties thereto other than the Company and each of the Stockholders and are enforceable against such parties other than the Company and each of the Stockholders in accordance with their respective terms.

     With respect to factual matters in connection with the opinions expressed herein, we have relied, without conducting any independent investigation, (i) upon the accuracy of the representations and warranties contained in the Transaction Documents, (ii) upon the certificates attached hereto as EXHIBITS A-1, A-2, A-3 and A-4 and (iii) upon the certificates of public officials, of officers of the Company, each of the Stockholders, and of others executed and/or delivered in connection with the execution and delivery of the Transaction Documents. We have made no independent investigation as to the information contained in any of the above-described documents, but we have no reason to believe that such information is other than as reflected therein.

     As used in this opinion, "known to us", "to our knowledge" and any similar phrase means, and is limited, solely to the present actual knowledge, acquired during the course of the representation described in the introductory paragraph of this opinion, of the individual lawyers in the firm who have participated directly in the representation of the Company and the Stockholders in connection with the

                                      -C2-

PolyMedica Industries, Inc.
August 30, 1996
Page 3




transactions contemplated by the Transaction Documents (excluding any lawyers whose involvement has been limited to reviewing this opinion as part of our firm's opinion review procedure).

     As used in this opinion, the term "Person" means an individual, partnership, limited liability company, limited liability partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

     Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

     1. The Shares have been duly authorized and validly issued and are fully paid and nonassessable.

     2. Based solely upon the good standing certificate dated August 19, 1996, and delivered by the Company in connection with the Closing, the Company has been organized and exists as a corporation in good standing under the laws of the State of Florida.

     3. The Company has full corporate power and authority to execute, deliver and perform its obligations under the Purchase Agreement.

     4. The Purchase Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company.

     5. Each of the Transaction Documents to which he or she is a party has been executed and delivered by each of the Stockholders and constitutes a legal, valid and binding agreement of each of the Stockholders.

     6. Each of the Transaction Documents to which the Company and each of the Stockholders is a party is enforceable against each of such Persons, respectively, in accordance with its terms, except to the extent in each case that enforceability of each of the Transaction Documents may be limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, equitable subordination, fraudulent conveyance or transfer, and other similar federal or state laws and judicial decisions


                                      -C3-

PolyMedica Industries, Inc.
August 30, 1996
Page 4




of general applicability relating to or affecting creditors' or secured parties' rights and remedies generally; (b) general principles of equity (including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies) and public policy, whether considered in an action at law or in equity; and (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy, and PROVIDED that we express no opinion whatsoever with respect to (x) the validity, binding character or enforceability of any provision that purports to restrict any Person's ability to compete with any other Person or (y) the applicability or effect of any antitrust laws.

     7. The execution and delivery of the Transaction Documents by the Company, the consummation by the Company of the transactions contemplated thereby and compliance by the Company with the provisions thereof (a) will not violate any provision of any of the Company's articles of incorporation or bylaws; (b) to our knowledge, based solely upon EXHIBIT A-1 hereto, and except as set forth in the Purchase Agreement and the Schedules attached thereto, violate or constitute (or with notice or lapse of time or both constitute) a default (or give rise to any right of termination, cancellation or acceleration) under or breach of, or require the consent (which has not been obtained) of any Person under the terms of, any Contract to which the Company is a party or by which any of its properties is bound; or (c) to our knowledge, based solely upon EXHIBIT A-1 hereto, and except as set forth in the Purchase Agreement and the Schedules attached thereto, violate any judgment, order or decree of any court or arbitrator known to us and specifically directed to the Company or any of its properties.

     8. The Company's authorized capitalization consists of 1,000 shares of common stock, $1.00 par value per share.

     9. Upon payment for and delivery of the Shares with all necessary endorsements in accordance with the terms of the Purchase Agreement, and assuming that PolyMedica (a) has possession of the Shares; (b) is acquiring the Shares in good faith without notice of any adverse claim; and (c) has not been a party to any fraud or illegality affecting the Shares, PolyMedica will acquire all the rights in the Shares that each of the Stockholders has or has actual authority to convey, and

                                      -C4-

PolyMedica Industries, Inc.
August 30, 1996
Page 5




PolyMedica's interest in the Shares will be free of any adverse claim, except as may be asserted by a person claiming by, through or under PolyMedica.

     10. Based solely upon our review of the stock transfer records furnished to us by the Company, there are 1,000 shares of the Company's common stock, par value $1.00 per share, outstanding on the date hereof. Such records indicate that certificate number 1, representing 350 Shares, is registered in the name of Libratore, that certificate number 2, representing 350 Shares, is registered in the name of Reilly, and that certificate number 3, representing 300 Shares, is registered in the name of Royer.

     We advise you that, to our knowledge, based solely upon EXHIBITS A-1, A-2, A-3 and A-4 hereto and the representations of the Company and the Stockholders contained in the Purchase Agreement and the Schedules thereto, and except as set forth in the Purchase Agreement and the Schedules attached thereto, (a) there is no litigation or other legal proceeding pending before any court, governmental agency or arbitrator, or overtly threatened in writing against, the Company, any of the Stockholders, or any of their respective properties; (b) there is no litigation or other legal proceeding pending before any court, governmental agency or arbitrator, or overtly threatened in writing against, the Company, any of the Stockholders or any of their respective properties with respect to the consummation of any of the transactions contemplated by the Transaction Documents; and (c) there are no options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any of the Shares or any unissued shares of the capital stock of the Company currently authorized or outstanding.

     We do not opine herein as to the laws of any jurisdiction other than the laws of the United States specifically referred to herein and the laws of the State of Connecticut. Further, we do not opine herein as to the securities laws of the United States or any state or any of the Laws and Regulations relating in any way to any Medicare or Medicaid program of the United States or any state. For purposes of the opinions set forth herein, we have, with your permission, assumed that the laws of the State of Florida and the laws of the Commonwealth of Massachusetts are identical to the laws of the State of Connecticut and that the internal laws of the State of Connecticut would govern the Transaction Documents and the transactions contemplated thereby, PROVIDED we express no opinion as to conflicts of laws issues.


                                      -C5-

PolyMedica Industries, Inc.
August 30, 1996
Page 6




     This opinion is rendered as of the date hereof, and we disclaim any undertaking to advise you hereafter of developments hereafter occurring or coming to our attention, whether or not the same would (if now existing and known to us) cause any change or modification herein.

     This opinion is limited solely to the matters set forth above. No other opinion is intended, nor should any other opinion be inferred herefrom. This opinion is rendered only to the addressee and is solely for the addressee's benefit in connection with the Purchase Agreement. This opinion may not be relied upon by the addressee for any other purpose without our prior express written consent. This opinion may not be delivered or quoted to or relied upon by any Person other than the addressee without our prior express written consent.

                                       Very truly yours,

                                       ROBINSON & COLE



                                       By:
                                          -------------------------------------
                                          Edward J. Samorajczyk, Jr., a Partner


                                      -C6-

                                                                   Exhibit A-1
                                                                   -----------


     This Certificate is delivered to support the legal opinion letter (the "Opinion") delivered on August 30, 1996, by Robinson & Cole, special counsel to Liberty Medical Supply, Inc. (the "Company"), and Mark A. Libratore, Edward F. Reilly, and Ann E. Royer (such individuals collectively referred to herein as the "Stockholders"), in connection with the acquisition by PolyMedica Industries, Inc., a Massachusetts corporation ("PolyMedica") from the Stockholders of an aggregate of 1,000 shares of the Company's Common Stock, $1.00 par value per share, pursuant to that certain Stock Purchase Agreement, dated as of August 30, 1996, by and among the Company, PolyMedica, and the Stockholders (the "Purchase Agreement"). This certificate is attached to the Opinion, and certain terms used herein without definition are used with the respective meanings ascribed to them in the Opinion. The undersigned recognizes that Robinson & Cole is relying on the statements certified to herein in rendering the Opinion.

     The undersigned, Mark A. Libratore, HEREBY CERTIFIES that I am duly elected or appointed, qualified and currently serving in the office of the Company set forth opposite my name below:

               NAME                                        OFFICE
               ----                                        ------

         Mark A. Libratore                                President

and as such have access to the Company's corporate records and business affairs and am familiar with the matters therein contained and herein certified to as true and correct, and that to the best of my knowledge and belief:

     1. As of the date hereof, the Company's representations and warranties set forth in each of the Transaction Documents are true and correct in all respects;

     2. The execution and delivery of the Transaction Documents by the Company, the consummation by the Company of the transactions contemplated thereby and compliance by the Company with the provisions thereof will not (a) violate any provision of the Company's articles of incorporation or bylaws; (b) to my knowledge, and except as set forth in the Purchase Agreement and the Schedules attached thereto, violate or constitute (or with notice or lapse of time or both constitute) a default (or give rise to any right of termination, cancellation or acceleration) under or breach of, or require the consent (which has not been obtained) of any person under the terms of, any Contract to which the Company is a party or by which any of their respective properties is bound; or (c) to my knowledge, and except as set forth in the Purchase Agreement and the Schedules attached thereto,


                                      -C7-
violate any judgment, order or decree of any court or arbitrator and specifically directed to any of the Company or its properties.

     3. Except as set forth in the Purchase Agreement and the Schedules attached thereto, there is no litigation or other legal proceeding pending before any court, governmental agency or arbitrator, or overtly threatened in writing against the Company except for the matters disclosed in the Purchase Agreement.

     4. The Shares have been duly authorized and validly issued and are fully paid and nonassessable.

     5. The Shares are all of the issued and outstanding shares of the capital stock of the Company, and no options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any of the Shares or any unissued shares of the capital stock of the Company are currently authorized or outstanding.

     6. The number of shares owned of record on the stock records of the Company by each Stockholder is as set forth on Schedule I to the Purchase Agreement.

     IN WITNESS WHEREOF, I have signed this Certificate as of the [29]th day of August, 1996, in my capacity as President of the Company.



                                         -----------------------------------
                                         Name:    Mark A. Libratore
                                         Title:   President of Liberty Medical
                                                  Supply, Inc.


                                      -C8-

                                                                   Exhibit A-2
                                                                   -----------



     This Certificate is delivered to support the legal opinion letter (the "Opinion") delivered on August 30, 1996, by Robinson & Cole, special counsel to Liberty Medical Supply, Inc. (the "Company"), Mark A. Libratore, Edward F. Reilly, and Ann E. Royer (such individuals collectively referred to herein as the "Stockholders"), in connection with the acquisition by PolyMedica Industries, Inc., a Massachusetts corporation ("PolyMedica") from the Stockholders of an aggregate of 1,000 shares of the Company's Common Stock, $1.00 par value per share, pursuant to that certain Stock Purchase Agreement, dated as of August 30, 1996, by and among the Company, PolyMedica, and the Stockholders (the "Purchase Agreement"). This certificate is attached to the Opinion, and certain terms used herein without definition are used with the respective meanings ascribed to them in the Opinion. The undersigned recognizes that Robinson & Cole is relying on the statements certified to herein in rendering the Opinion.

     The undersigned, Mark A. Libratore, HEREBY CERTIFIES that I am the holder of 350 shares of the common stock, par value $1.00 per share, of the Company represented by Certificate No. 1, and am familiar with the matters herein certified to as true and correct, and that to the best of my knowledge and belief:

     1. As of the date hereof, my representations and warranties set forth in each of the Transaction Documents are true and correct in all respects;

     2. The execution and delivery of the Transaction Documents by me, the consummation by me of the transactions contemplated thereby and my compliance with the provisions thereof will not (a) violate any provision of the Company's articles of incorporation or bylaws; (b) to my knowledge, and except as set forth in the Purchase Agreement and the Schedules attached thereto, violate or constitute (or with notice or lapse of time or both constitute) a default (or give rise to any right of termination, cancellation or acceleration) under or breach of, or require the consent (which has not been obtained) of any person under the terms of, any Contract to which I am a party or by which any of my properties is bound; or (c) to my knowledge, and except as set forth in the Purchase Agreement and the Schedules attached thereto, violate any judgment, order or decree of any court or arbitrator and specifically directed to me or any of my properties.

     3. There is no litigation or other legal proceeding pending before any court, governmental agency or arbitrator, or overtly threatened in writing against me except for the matters disclosed in the Purchase Agreement and the Schedules attached thereto.


                                      -C9-

     4. My Shares have been duly authorized and validly issued and are fully paid and nonassessable.

     5. My Shares are 350 of the issued and outstanding shares of the capital stock of the Company, and no options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any of the Shares or any unissued shares of the capital stock of the Company are authorized or outstanding. I have not pledged or otherwise encumbered my Shares.

     6. The number of shares owned of record on the stock records of the Company by me is as set forth on Schedule I to the Purchase Agreement.

     IN WITNESS WHEREOF, I have signed this Certificate as of the [29]th day of August, 1996.



                                          -----------------------------------
                                          Mark A. Libratore



                                      -C10-

                                                                   Exhibit A-3
                                                                   -----------



     This Certificate is delivered to support the legal opinion letter (the "Opinion") delivered on August 30, 1996, by Robinson & Cole, special counsel to Liberty Medical Supply, Inc. (the "Company"), Mark A. Libratore, Edward F. Reilly, and Ann E. Royer (such individuals collectively referred to herein as the "Stockholders"), in connection with the acquisition by PolyMedica Industries, Inc., a Massachusetts corporation ("PolyMedica") from the Stockholders of an aggregate of 1,000 shares of the Company's "Common Stock, $1.00 par value per share, pursuant to that certain Stock Purchase Agreement, dated as of August 30, 1996, by and among the Company, PolyMedica, and the Stockholders (the "Purchase Agreement"). This certificate is attached to the Opinion, and certain terms used herein without definition are used with the respective meanings ascribed to them in the Opinion. The undersigned recognizes that Robinson & Cole is relying on the statements certified to herein in rendering the Opinion.

     The undersigned, Edward F. Reilly, HEREBY CERTIFIES that I am the holder of 350 shares of the common stock, par value $1.00 per share, of the Company represented by Certificate No. 1, and am familiar with the matters herein certified to as true and correct, and that to the best of my knowledge and belief:

     1. As of the date hereof, my representations and warranties set forth in each of the Transaction Documents are true and correct in all respects;

     2. The execution and delivery of the Transaction Documents by me, the consummation by me of the transactions contemplated thereby and my compliance with the provisions thereof will not (a) violate any provision of the Company's articles of incorporation or bylaws; (b) to my knowledge, and except as set forth in the Purchase Agreement and the Schedules attached thereto, violate or constitute (or with notice or lapse of time or both constitute) a default (or give rise to any right of termination, cancellation or acceleration) under or breach of, or require the consent (which has not been obtained) of any person under the terms of, any Contract to which I am a party or by which any of my properties is bound; or (c) to my knowledge, and except as set forth in the Purchase Agreement and the Schedules attached thereto, violate any judgment, order or decree of any court or arbitrator and specifically directed to me or any of my properties.

     3. There is no litigation or other legal proceeding pending before any court, governmental agency or arbitrator, or overtly threatened in writing against me except for the matters disclosed in the Purchase Agreement and the Schedules attached thereto.


                                      -C11-

     4. My Shares have been duly authorized and validly issued and are fully paid and nonassessable.

     5. My Shares are 350 of the issued and outstanding shares of the capital stock of the Company, and no options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any of the Shares or any unissued shares of the capital stock of the Company are authorized or Outstanding. I have not pledged or otherwise encumbered my Shares.

     6. The number of shares owned of record on the stock records of the Company by me is as set forth on Schedule I to the Purchase Agreement.

     IN WITNESS WHEREOF, I have signed this Certificate as of the [29]th day of August, 1996.



                                           -----------------------------------
                                           Edward F. Reilly



                                      -C12-

                                                                   Exhibit A-4
                                                                   -----------


This Certificate is delivered to support the legal opinion letter (the "Opinion") delivered on August 30, 1996, by Robinson & Cole, special counsel to Liberty Medical Supply, Inc. (the "Company"), Mark A. Libratore, Edward F. Reilly, and Ann E. Royer (such individuals collectively referred to herein as the "Stockholders"), in connection with the acquisition by PolyMedica Industries, Inc., a Massachusetts corporation ("PolyMedica") from the Stockholders of an aggregate of 1,000 shares of the Company's Common Stock, $1.00 par value per share, pursuant to that certain Stock Purchase Agreement, dated as of August 30, 1996, by and among the Company, PolyMedica, and the Stockholders (the "Purchase Agreement"). This certificate is attached to the Opinion, and certain terms used herein without definition are used with the respective meanings ascribed to them in the Opinion. The undersigned recognizes that Robinson & Cole is relying on the statements certified to herein in rendering the Opinion.

     The undersigned, Ann E. Royer, HEREBY CERTIFIES that I am the holder of 300 shares of the common stock, par value $1.00 per share, of the Company represented by Certificate No. 1, and am familiar with the matters herein certified to as true and correct, and that to the best of my knowledge and belief:

     1. As of the date hereof, my representations and warranties set forth in each of the Transaction Documents are true and correct in all respects;

     2. The execution and delivery of the Transaction Documents by me, the consummation by me of the transactions contemplated thereby and my compliance with the provisions thereof will not (a) violate any provision of the Company's articles of incorporation or bylaws; (b) to my knowledge, and except as set forth in the Purchase Agreement and the Schedules attached thereto, violate or constitute (or with notice or lapse of time or both constitute) a default (or give rise to any right of termination, cancellation or acceleration) under or breach of, or require the consent (which has not been obtained) of any person under the terms of, any Contract to which I am a party or by which any of my properties is bound; or (c) to my knowledge, and except as set forth in the Purchase Agreement and the Schedules attached thereto, violate any judgment, order or decree of any court or arbitrator and specifically directed to me or any of my properties.

     3. There is no litigation or other legal proceeding pending before any court, governmental agency or arbitrator, or overtly threatened in writing against me except for the matters disclosed in the Purchase Agreement and the Schedules attached thereto.


                                      -C13-

     4. My Shares have been duly authorized and validly issued and are fully paid and nonassessable.

     5. My Shares are 300 of the issued and outstanding shares of the capital stock of the Company, and no options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any of the Shares or any unissued shares of the capital stock of the Company are authorized or outstanding. I have not pledged or otherwise encumbered my Shares.

     6. The number of shares owned of record on the stock records of the Company by me is as set forth on Schedule I to the Purchase Agreement.

     IN WITNESS WHEREOF, I have signed this Certificate as of the [29]th day of August, 1996.



                                           -----------------------------
                                           Ann E. Royer



                                      -C14-

                                                                    Exhibit D1
                                                                    ----------


                              EMPLOYMENT AGREEMENT
                              --------------------

                                     PARTIES
                                     -------

     This Employment Agreement (this "Agreement") dated as of the 30th day of August, 1996, is entered into by and between PolyMedica Industries, Inc., a Massachusetts corporation having its principal place of business at 11 State Street, Woburn, Massachusetts 01801 (the "Company") and Mark A. Libratore, an individual with an address at 1023 South West Catalina, Palm City, Florida 34990 (the "Executive").

                               TERMS OF AGREEMENT
                               ------------------

     In consideration of this Agreement and the continued employment of the Executive by the Company, the parties agree as follows:

     1. EMPLOYMENT. The Company hereby employs Executive, on a full-time basis, to act as an executive of the Company and to perform such acts and duties and furnish such services to the Company as the Company's Chief Executive Officer or Board of Directors shall from time to time reasonably direct. Executive shall be the President of Liberty Medical Supply, Inc., a Florida corporation and subsidiary of the Company ("Liberty Medical"), and Executive shall have such responsibilities for the conduct of the business of Liberty Medical consistent with Executive's responsibilities for the conduct of the business of Liberty Medical prior to the date hereof. Executive hereby accepts said employment. Executive shall faithfully and diligently promote the interests of the Company; and shall devote his full business time and his best business judgment, skill and knowledge to the performance of his duties and responsibilities hereunder. Executive shall report directly to the Chief Executive Officer of the Company. Nothing contained herein shall preclude Executive from devoting incidental and insubstantial amounts of time to activities other than the business of the Company.

     2. TERM OF EMPLOYMENT. The Company agrees to employ the Executive for a three (3) year period commencing on the date hereof and ending on August 29, 1999 (the "Employment Period"). Notwithstanding the foregoing, both Executive and the Company shall have the right to terminate the Executive's employment under this Agreement upon thirty (30) days' written notice to the other party, subject to the Company's obligation to pay severance benefits under certain circumstances as provided in Section 3.6. If Executive shall remain in the employ of the Company beyond the Employment Period, in the absence of any other express agreement between the parties, this Agreement shall be deemed to continue on a year-to-year basis (the "Extended Employment Period").


                                     -D1-1-

         3.  Compensation and Benefits; Disability.
             -------------------------------------

             3.1. SALARY. During Executive's employment, the Company shall pay Executive an annualized base salary of $125,000 ("Base Salary") payable in equal installments pursuant to the Company's customary payroll policies in force at the time of payment (but in no event less frequently than monthly), less required payroll deductions and state and federal withholdings. Executive's Base Salary may be adjusted upward (but not downward) from time to time in the sole discretion of the Board of Directors of the Company, except that Executive, if a Director, shall not be entitled to vote thereon. Executive's Base Salary shall be reviewed annually by the Board of Directors of the Company.

             3.2. BONUS PAYMENT. During the Employment Period, Executive may receive, in the sole discretion of the Compensation Committee of the Board of Directors of the Company, an annual bonus payment in an amount, if any, to be determined by the Compensation Committee, except that Executive, if a member of the Compensation Committee, shall not be entitled to vote thereon. If the pre-tax earnings of Liberty Medical in any calendar year exceed the agreessive performance targets for Liberty Medical in such year, the Compensation Committee will consider paying the Executive an additional annual bonus payment reasonably reflecting the results achieved by Liberty Medical.

             3.3. EXECUTIVE BENEFITS. During the Employment Period, Executive shall receive such benefits as are customarily provided to other officers and employees of the Company, including but not limited to the following benefits:

             (a) HEALTH INSURANCE. Non-contributory health insurance pursuant to a Guardian policy or substantially similar policy; and

             (b) LIFE INSURANCE. Life insurance on the life of Executive with an Executive-directed beneficiary in the amount of 150% of Executive's Base Salary.

             3.4. VACATION. Executive may take three weeks of paid vacation during each year at such times as shall be consistent with the Company's vacation policies and (in the Company's judgment) with the Company's vacation schedule for officers and other employees.

             3.5. DISABILITY. If during the Employment Period Executive shall become ill, disabled or otherwise incapacitated so as to be unable to perform his usual duties (a) for a period in excess of one hundred twenty (120) consecutive days or (b) for more than one hundred eighty (180) days in any consecutive twelve (12) month period, then the Company shall have the right to terminate this Agreement, in accordance with applicable laws, on thirty (30) days' notice to Executive. Any dispute concerning the existence, extent or continuance of an illness, disability or


                                     -D1-2-
other incapacity for purposes of this Agreement shall be resolved by the determination of a competent, independent physician selected by the Executive and the Company.

             3.6. SEVERANCE PAY. In the event (i) the Company terminates this Agreement without cause (i.e., other than pursuant to Section 3.5 or Section 4 hereof) at any time (including during the Extended Employment Period), (ii) Executive terminates his employment as a direct result of the Company, without Executive's express written consent, demoting him to a position or assigning to him duties inconsistent with the position and duties described in Section 1 hereof or requiring the Executive to be based in a location which would unreasonably burden the Executive, or (iii) Executive terminates his employment for Good Reason following a Change in Control of the Company, the Company shall continue to pay Executive at his then current Base Salary for the first eighteen months of the remainder of the Employment Period or for one year, whichever is longer (the "Severance Period"). "Good Reason" shall mean, during the nine (9) month period following a Change in Control, (1) a good faith determination by the Executive that as a result of such Change in Control he is not able to discharge his duties effectively or (2) without the Executive's express written consent, the occurrence of any of the following circumstances: (a) the assignment to Executive of any duties inconsistent (except in the nature of a promotion) with the position in the Company that he held immediately prior to the Change in Control or a substantial adverse alteration in the nature or status of his position or responsibilities or the conditions of his employment from those in effect immediately prior to the Change in Control; (b) a reduction by the Company in Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time; (c) the Company's requiring the Executive to be based more than twenty-five (25) miles from the offices of the Company or any subsidiary or affiliate of the Company at which he was principally employed immediately prior to the date of the Change in Control except for required travel on the Company's business to an extent substantially consistent with his present business travel obligations; or (d) the failure by the Company to continue in effect any material compensation or benefit plan in which the Executive participates immediately prior to the Change in Control unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, than existed at the time of the Change in Control. For purposes of this Agreement, "Change in Control" shall mean the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities representing more than 50% of the combined voting power of the Company's then outstanding securities except to the extent that the directors of the Company who were directors immediately before such Change in Control (and any directors elected by a majority of such directors)


                                     -D1-3-
designate that any securities when issued by the Company shall not be counted for purposes of determining percentages of beneficial ownership as contemplated in this Agreement. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

             3.7. BENEFITS DURING SEVERANCE PERIOD. Except as otherwise required by law, the Executive shall not be entitled to any employee benefits provided under Section 3.3 after termination of Executive whether or not severance pay is being provided, except that (i) the Company shall continue in full force and effect, at its expense, the life insurance provided for in
Section 3.3(b) for a period of one (1) year after termination of Executive's employment hereunder or until Executive becomes employed, whichever first occurs, and (ii) during the Severance Period, the Company shall reimburse Executive for out-of-pocket health insurance expenses incurred by Executive pursuant to COBRA (Consolidated Omnibus Budget Reconciliation Act of 1986). If Executive elects not to maintain health insurance pursuant to COBRA, the Company is under no obligation to reimburse Executive for his otherwise elected coverage. Executive shall be obligated to give the Company prompt notice of his employment.

         4. DISCHARGE FOR CAUSE. The Company may discharge Executive and terminate his employment under this Agreement for cause without further liability to the Company by the vote of a majority vote of the Board of Directors of the Company, except that Executive, if a Director, shall not be entitled to vote thereon or by action of the Chief Executive Officer of the Company. As used in this Section 4, "cause" shall mean any or all of the following:

             (a) misconduct of Executive during the course of his employment which is materially injurious to the Company and which is brought to the attention of Executive promptly after discovery by the Company, including but not limited to theft or embezzlement from the Company, the intentional provision of services to competitors of the Company, or improper disclosure of proprietary information, but not including any act or failure to act by Executive which he believed in good faith to be proper conduct not adverse to his duties hereunder;

             (b) willful disregard or neglect by Executive of his duties or of the Company's interests which continues after being brought to the attention of the Executive;

             (c) unavailability (except as provided in Section 3.5) of Executive to substantially perform the duties provided for herein;

             (d) conviction of a fraud or felony or any criminal offense involving dishonesty, breach of trust or moral turpitude during Executive's employment;


                                     -D1-4-

             (e) Executive's breach of any of the material terms of this Agreement (including the failure of Executive to discharge his duties in a faithful and diligent manner) or any of the agreements executed in connection herewith as enumerated in Section 10.1.

     In the event the Company exercises its right to terminate Executive's employment under this Section 4, Executive shall not be entitled to receive any severance pay or other termination benefits, except as required by law.

         5. TERMINATION WITHOUT CAUSE. The Company may terminate this Agreement without cause without further liability to the Company except as set forth in
Section 3.6 and 3.7 by a majority vote of the Board of Directors of the Company, except that Executive, if a Director, shall not be entitled to vote thereon or by action of the Chief Executive Officer of the Company.

         6. EXPENSES. Pursuant to the Company's customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly incurred by him on the Company's behalf in the performance of his duties hereunder.

         7. STOCK PURCHASE AGREEMENT & CONFIDENTIALITY AGREEMENT. The provisions of Section 12.2 of the Stock Purchase Agreement, dated as of August 30, 1996 (the "Stock Purchase Agreement"), among Liberty Medical Supply, Inc., the Company, and the stockholders of Liberty Medical named therein and incorporated herein by reference and made a part hereof, provided that the continued receipt by Executive from A-Action Medical Supply, Inc. of amounts denominated as compensation shall be permitted so long as such receipt of compensation is consistent with Section 1 hereof. Upon execution of this Agreement, Executive shall execute and deliver to the Company the Stock Purchase Agreement and a Confidential and Proprietary Information Agreement in the form attached hereto as Exhibit A (collectively, the "Additional Agreements").

         8. ARBITRATION. All disputes and claims relating to this Agreement and the rights, obligations and performance of the parties hereto shall be settled by a single arbitrator sitting in Boston, Massachusetts under the applicable rules of the American Arbitration Association.

         9. NOTICES. Any notice or communication given by any party hereto to the other party or parties shall be in writing and personally delivered or mailed by certified mail, return receipt requested, postage prepaid, to the addresses provided above. All notices shall be deemed given when actually received. Any person entitled to receive notice (or a copy thereof) may designate in writing, by notice to the others, another address to which notices to such person shall thereafter be sent.


                                     -D1-5-

         10. Miscellaneous.
             -------------

             10.1. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided, that nothing in this Agreement shall affect Executive's or the Company's obligations under the Additional Agreements.

             10.2. AMENDMENT; WAIVER. This Agreement may not be amended, supplemented, cancelled or discharged, except by written instrument executed by the party affected thereby. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

             10.3. BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties. Executive's rights or obligations under this Agreement may not be assigned by Executive; except that Executive's right to compensation to the earlier of date of death or termination of actual employment shall pass to Executive's executor or administrator.

             10.4. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

             10.5. GOVERNING LAW; INTERPRETATION. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the Commonwealth of Massachusetts applicable to contracts executed and to be wholly performed within such Commonwealth. Service of process in any dispute shall be effective (a) upon the Company, if service is made on any officer of the Company other than the Executive; (b) upon the Executive, if served at Executive's residence last known to the Company with an information copy to the Executive at any other residence, or in care of a subsequent employer of which the Company may be aware.

             10.6. FURTHER ASSURANCES. Each of the parties agrees to execute, acknowledge, deliver and perform, or cause to be executed, acknowledged, delivered or performed, at any time, or from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.


                                     -D1-6-

             10.7. SEVERABILITY. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting or reducing it so as to be enforceable to the extent compatible with then applicable law.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


                                     -D1-7-

                                    EXECUTION
                                    ---------

     The parties executed this Agreement as a sealed instrument as of the date first above written, whereupon it became binding in accordance with its terms.

                                         POLYMEDICA INDUSTRIES, INC.


                                         By:
                                            ------------------------------------
                                            Steven J. Lee
                                            Chairman and Chief Executive Officer



                                         ---------------------------------------
                                         Mark A. Libratore


Attachments:

     Exhibit A: Confidentiality and Proprietary Information Agreement



                                     -D1-8-

                                    EXHIBIT A


                                  FOR EMPLOYEES
                                  -------------
               CONFIDENTIAL AND PROPRIETARY INFORMATION AGREEMENT
               --------------------------------------------------

     In consideration of my employment by PolyMedica Industries, Inc., a Massachusetts corporation (the "Company"), I hereby agree as follows:

     1. I will make full and prompt disclosure to the Company of all inventions, improvements, modifications, discoveries, methods, data, ideas and developments (all of which are collectively termed "developments" hereinafter), whether patentable or not, made or conceived or reduced to practice or learned by me either alone or jointly with others or under my direction during the period of my employment, whether or not made or conceived during normal working hours or on the premises of the Company or any subsidiary or affiliate of the Company. I do not have any developments other than those I have already disclosed to you.

     2. I agree that all developments covered by Paragraph 1 shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in all developments. I further agree as to all developments to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents on developments in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing patents for developments in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance.

     I understand that this Paragraph 2 does not apply to (i) developments for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on my own time, and (a) which does not relate (1) to the business of the Company or any subsidiary or affiliate of the Company or (2) to the actual or demonstrable anticipated research or development of the Company or any subsidiary or affiliate of the Company, and (b) which does not result from any work performed by me for the Company or any subsidiary or affiliate of the Company, and (ii) any other developments which I have brought to the Company's attention in writing and which the Company has declined in writing to utilize or practice.


                                     -D1-9-

     3. I hereby represent that, to the best of my knowledge, I have no present obligation to assign to any former employer or any other person, corporation or firm, any developments covered by Paragraph 2. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement (either written or oral) in conflict herewith.

     4. I will also assign to the Company any and all copyrights and reproduction rights to any material prepared by me in connection with my employment.

     5. I understand as part of the consideration for the offer of employment extended to me by the Company and of my employment or continued employment by the Company, that I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company any materials or documents of a former employer which are not generally available to the public, unless I have obtained written authorization from the former employer for their possession and use.

     Accordingly, this is to advise the Company that the only materials or documents of a former employer which are not generally available to the public that I have brought or will bring to the Company or have used or will use in my employment are identified on Exhibit B attached hereto, and, as to each such item, I represent that I have obtained prior to the effective date of my employment with the Company written authorization for their possession and use in my employment with the Company.

     6. During the course of my employment by the Company, I may learn of the confidential information of the Company or a subsidiary or affiliate of the Company or confidential information entrusted to the Company by other persons, corporations, or firms. The Company's confidential information includes matters not generally known outside the Company, such as developments relating to existing and future products and services marketed or used by the Company and data relating to the general business operations of the Company (e.g., concerning sales, costs, profits, organizations, customer lists, pricing methods, etc.). I agree not to disclose any confidential information of the Company or of such other persons, corporations, or firms to others or to make use of it, except on the Company's behalf, whether or not such information is produced by my own efforts. Also, I may learn of developments, ways of business, etc., which in themselves are generally known but whose use by the Company is not generally known, and I agree not to disclose to others such use, whether or not such use is due to my own efforts.


                                     -D1-10-

     7. At the time I begin my employment and during the term of my employment by the Company, except as otherwise provided by my Employment Agreement with the Company or the Stock Purchase Agreement between myself, the Company, Liberty Medical Supply, Inc. and the other stockholders of Liberty Medical Supply, Inc., I will not become employed by or act on behalf of any other person, corporation, or firm which is engaged in any business or activity similar to or competitive with that of the Company, unless such employment has been approved by the Company in writing and signed by an appropriate personnel manager of the Company.

     8. In the event that my employment is transferred by the Company to a subsidiary or affiliated company (as the case may be), my employment by such company will, for the purposes of this Agreement, be considered as continued employment by the Company, unless I execute an agreement substantially similar in substance to this Agreement, in which event my employment by the Company shall be deemed to continue until the effective date of said agreement in any such company for which I become employed.

     9. I hereby give the Company and its assigns permission to reasonably use photographs of me, either during or after my employment, with or without using my name, for whatever purposes it deems necessary.

     10. Upon termination of my employment, unless my employment is transferred to a subsidiary or affiliated company of the Company, I agree to leave with the Company all records, drawings, notebooks, and other documents pertaining to the Company's confidential information, whether prepared by me or others, and also any equipment, tools or other devices owned by the Company, then in my possession however such items are obtained, and I agree not to reproduce any document or data relating thereto. The preceding portions of this Paragraph 10 to the contrary notwithstanding, upon any termination of my employment, I shall be entitled to remove from the Company's premises all of my personal items and effects that do not contain any of the Company's confidential information.

     11. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination, and shall be binding upon my heirs, executors, and administrators.

     12. Prior to entering the employ of the Company I have terminated employment with all past employers.

     13. As a matter of record I have identified on Exhibit A attached hereto all developments relevant to the subject matter of my employment by the Company which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company which I desire to


                                     -D1-11-
remove from the operation of the Agreement; and I covenant that such list is complete. If there is no such list on Exhibit B, I represent that I have made no such developments at the time of signing this Agreement.

     14. I agree that in addition to any other rights and remedies available to the Company for any breach by me of my obligations hereunder, the Company shall be entitled to enforcement of my obligations hereunder by court injunction.

     15. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, then such provision shall be enforceable to the extent that a court shall deem it reasonable to enforce to any extent, such provision shall be severed and all remaining provisions shall continue in full force and effect.

     16. This Agreement shall be effective as of the date set forth below next to my signature.

     17. This Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


                                     -D1-12-

     IN WITNESS WHEREOF, I have executed this Agreement under seal as of the date below.


Dated:  August __, 1996                               By:_______________________
                                                         Mark A. Libratore


ACCEPTED AND AGREED TO:

PolyMedica Industries, Inc.
11 State Street
Woburn, MA 01801


By:___________________________
    Steven J. Lee
    Chairman and Chief Executive
      Officer



                                     -D1-13-

                                                                    Exhibit D2
                                                                    ----------

                              EMPLOYMENT AGREEMENT
                              --------------------

                                     PARTIES
                                     -------

     This Employment Agreement (this "Agreement") dated as of the 30th day of August, 1996, is entered into by and between PolyMedica Industries, Inc., a Massachusetts corporation having its principal place of business at 11 State Street, Woburn, Massachusetts 01801 (the "Company") and Edward F. Reilly, an individual with an address at 73 South Sewalls Point Road, Stuart, Florida 34996 (the "Executive").

                               TERMS OF AGREEMENT
                               ------------------

     In consideration of this Agreement and the continued employment of the Executive by the Company, the parties agree as follows:

     1. EMPLOYMENT. The Company hereby employs Executive, on a full-time basis, to act as an executive of the Company and to perform such acts and duties and furnish such services to the Company as the Company's Chief Executive Officer or Board of Directors shall from time to time reasonably direct. Executive shall be the Vice President of Liberty Medical Supply, Inc., a Florida corporation and subsidiary of the Company ("Liberty Medical"), and Executive shall have such responsibilities for the conduct of the business of Liberty Medical consistent with Executive's responsibilities for the conduct of the business of Liberty Medical prior to the date hereof. Executive hereby accepts said employment. Executive shall faithfully and diligently promote the interests of the Company; and shall devote his full business time and his best business judgment, skill and knowledge to the performance of his duties and responsibilities hereunder. Executive shall report directly to the Chief Executive Officer of the Company. Nothing contained herein shall preclude Executive from devoting incidental and insubstantial amounts of time to activities other than the business of the Company.

     2. TERM OF EMPLOYMENT. The Company agrees to employ the Executive for a three (3) year period commencing on the date hereof and ending on August 29, 1999 (the "Employment Period"). Notwithstanding the foregoing, both Executive and the Company shall have the right to terminate the Executive's employment under this Agreement upon thirty (30) days' written notice to the other party, subject to the Company's obligation to pay severance benefits under certain circumstances as provided in Section 3.6. If Executive shall remain in the employ of the Company beyond the Employment Period, in the absence of any other express agreement between the parties, this Agreement shall be deemed to continue on a year-to-year basis (the "Extended Employment Period").


                                     -D2-1-

     3.  Compensation and Benefits; Disability.
         -------------------------------------

         3.1. SALARY. During Executive's employment, the Company shall pay Executive an annualized base salary of $100,000 ("Base Salary") payable in equal installments pursuant to the Company's customary payroll policies in force at the time of payment (but in no event less frequently than monthly), less required payroll deductions and state and federal withholdings. Executive's Base Salary may be adjusted upward (but not downward) from time to time in the sole discretion of the Board of Directors of the Company, except that Executive, if a Director, shall not be entitled to vote thereon. Executive's Base Salary shall be reviewed annually by the Board of Directors of the Company.

         3.2. BONUS PAYMENT. During the Employment Period, Executive may receive, in the sole discretion of the Compensation Committee of the Board of Directors of the Company, an annual bonus payment in an amount, if any, to be determined by the Compensation Committee, except that Executive, if a member of the Compensation Committee, shall not be entitled to vote thereon. If the pre-tax earnings of Liberty Medical in any calendar year exceed the agreessive performance targets for Liberty Medical in such year, the Compensation Committee will consider paying the Executive an additional annual bonus payment reasonably reflecting the results achieved by Liberty Medical.

         3.3. EXECUTIVE BENEFITS. During the Employment Period, Executive shall receive such benefits as are customarily provided to other officers and employees of the Company, including but not limited to the following benefits:

         (a) HEALTH INSURANCE. Non-contributory health insurance pursuant to a Guardian policy or substantially similar policy; and

         (b) LIFE INSURANCE. Life insurance on the life of Executive with an Executive-directed beneficiary in the amount of 150% of Executive's Base Salary.

         3.4. VACATION. Executive may take three weeks of paid vacation during each year at such times as shall be consistent with the Company's vacation policies and (in the Company's judgment) with the Company's vacation schedule for officers and other employees.

         3.5. DISABILITY. If during the Employment Period Executive shall become ill, disabled or otherwise incapacitated so as to be unable to perform his usual duties (a) for a period in excess of one hundred twenty (120) consecutive days or (b) for more than one hundred eighty (180) days in any consecutive twelve
(12) month period, then the Company shall have the right to terminate this Agreement, in accordance with applicable laws, on thirty (30) days' notice to Executive. Any dispute concerning the existence, extent or continuance of an illness, disability or


                                     -D2-2-
other incapacity for purposes of this Agreement shall be resolved by the determination of a competent, independent physician selected by the Executive and the Company.

         3.6. SEVERANCE PAY. In the event (i) the Company terminates this Agreement without cause (i.e., other than pursuant to Section 3.5 or Section 4 hereof) at any time (including during the Extended Employment Period), (ii) Executive terminates his employment as a direct result of the Company, without Executive's express written consent, demoting him to a position or assigning to him duties inconsistent with the position and duties described in Section 1 hereof or requiring the Executive to be based in a location which would unreasonably burden the Executive, or (iii) Executive terminates his employment for Good Reason following a Change in Control of the Company, the Company shall continue to pay Executive at his then current Base Salary for the first eighteen months of the remainder of the Employment Period or for one year, whichever is longer (the "Severance Period"). "Good Reason" shall mean, during the nine (9) month period following a Change in Control, (1) a good faith determination by the Executive that as a result of such Change in Control he is not able to discharge his duties effectively or (2) without the Executive's express written consent, the occurrence of any of the following circumstances: (a) the assignment to Executive of any duties inconsistent (except in the nature of a promotion) with the position in the Company that he held immediately prior to the Change in Control or a substantial adverse alteration in the nature or status of his position or responsibilities or the conditions of his employment from those in effect immediately prior to the Change in Control; (b) a reduction by the Company in Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time; (c) the Company's requiring the Executive to be based more than twenty-five (25) miles from the offices of the Company or any subsidiary or affiliate of the Company at which he was principally employed immediately prior to the date of the Change in Control except for required travel on the Company's business to an extent substantially consistent with his present business travel obligations; or (d) the failure by the Company to continue in effect any material compensation or benefit plan in which the Executive participates immediately prior to the Change in Control unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, than existed at the time of the Change in Control. For purposes of this Agreement, "Change in Control" shall mean the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities representing more than 50% of the combined voting power of the Company's then outstanding securities except to the extent that the directors of the Company who were directors immediately before such Change in Control (and any directors elected by a majority of such directors)

                                     -D2-3-
designate that any securities when issued by the Company shall not be counted for purposes of determining percentages of beneficial ownership as contemplated in this Agreement. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

         3.7. BENEFITS DURING SEVERANCE PERIOD. Except as otherwise required by law, the Executive shall not be entitled to any employee benefits provided under
Section 3.3 after termination of Executive whether or not severance pay is being provided, except that (i) the Company shall continue in full force and effect, at its expense, the life insurance provided for in Section 3.3(b) for a period of one (1) year after termination of Executive's employment hereunder or until Executive becomes employed, whichever first occurs, and (ii) during the Severance Period, the Company shall reimburse Executive for out-of-pocket health insurance expenses incurred by Executive pursuant to COBRA (Consolidated Omnibus Budget Reconciliation Act of 1986). If Executive elects not to maintain health insurance pursuant to COBRA, the Company is under no obligation to reimburse Executive for his otherwise elected coverage. Executive shall be obligated to give the Company prompt notice of his employment.

         4. DISCHARGE FOR CAUSE. The Company may discharge Executive and terminate his employment under this Agreement for cause without further liability to the Company by the vote of a majority vote of the Board of Directors of the Company, except that Executive, if a Director, shall not be entitled to vote thereon or by action of the Chief Executive Officer of the Company. As used in this Section 4, "cause" shall mean any or all of the following:

             (a) misconduct of Executive during the course of his employment which is materially injurious to the Company and which is brought to the attention of Executive promptly after discovery by the Company, including but not limited to theft or embezzlement from the Company, the intentional provision of services to competitors of the Company, or improper disclosure of proprietary information, but not including any act or failure to act by Executive which he believed in good faith to be proper conduct not adverse to his duties hereunder;

             (b) willful disregard or neglect by Executive of his duties or of the Company's interests which continues after being brought to the attention of the Executive;

             (c) unavailability (except as provided in Section 3.5) of Executive to substantially perform the duties provided for herein;

             (d) conviction of a fraud or felony or any criminal offense involving dishonesty, breach of trust or moral turpitude during Executive's employment;


                                     -D2-4-

             (e) Executive's breach of any of the material terms of this Agreement (including the failure of Executive to discharge his duties in a faithful and diligent manner) or any of the agreements executed in connection herewith as enumerated in Section 10.1.

     In the event the Company exercises its right to terminate Executive's employment under this Section 4, Executive shall not be entitled to receive any severance pay or other termination benefits, except as required by law.

     5. TERMINATION WITHOUT CAUSE. The Company may terminate this Agreement without cause without further liability to the Company except as set forth in
Section 3.6 and 3.7 by a majority vote of the Board of Directors of the Company, except that Executive, if a Director, shall not be entitled to vote thereon or by action of the Chief Executive Officer of the Company.

     6. EXPENSES. Pursuant to the Company's customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly incurred by him on the Company's behalf in the performance of his duties hereunder.

     7. STOCK PURCHASE AGREEMENT & CONFIDENTIALITY AGREEMENT. The provisions of
Section 12.2 of the Stock Purchase Agreement, dated as of August 30, 1996 (the "Stock Purchase Agreement"), among Liberty Medical Supply, Inc., the Company, and the stockholders of Liberty Medical named therein and incorporated herein by reference and made a part hereof, provided that the continued receipt by Executive from A-Action Medical Supply, Inc. of amounts denominated as compensation shall be permitted so long as such receipt of compensation is consistent with Section 1 hereof. Upon execution of this Agreement, Executive shall execute and deliver to the Company the Stock Purchase Agreement and a Confidential and Proprietary Information Agreement in the form attached hereto as Exhibit A (collectively, the "Additional Agreements").

     8. ARBITRATION. All disputes and claims relating to this Agreement and the rights, obligations and performance of the parties hereto shall be settled by a single arbitrator sitting in Boston, Massachusetts under the applicable rules of the American Arbitration Association.

     9. NOTICES. Any notice or communication given by any party hereto to the other party or parties shall be in writing and personally delivered or mailed by certified mail, return receipt requested, postage prepaid, to the addresses provided above. All notices shall be deemed given when actually received. Any person entitled to receive notice (or a copy thereof) may designate in writing, by notice to the others, another address to which notices to such person shall thereafter be sent.


                                     -D2-5-

         10. Miscellaneous.
             -------------

             10.1. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided, that nothing in this Agreement shall affect Executive's or the Company's obligations under the Additional Agreements.

             10.2. AMENDMENT; WAIVER. This Agreement may not be amended, supplemented, cancelled or discharged, except by written instrument executed by the party affected thereby. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

             10.3. BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties. Executive's rights or obligations under this Agreement may not be assigned by Executive; except that Executive's right to compensation to the earlier of date of death or termination of actual employment shall pass to Executive's executor or administrator.

             10.4. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

             10.5. GOVERNING LAW; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the Commonwealth of Massachusetts applicable to contracts executed and to be wholly performed within such Commonwealth. Service of process in any dispute shall be effective (a) upon the Company, if service is made on any officer of the Company other than the Executive; (b) upon the Executive, if served at Executive's residence last known to the Company with an information copy to the Executive at any other residence, or in care of a subsequent employer of which the Company may be aware.

             10.6. FURTHER ASSURANCES. Each of the parties agrees to execute, acknowledge, deliver and perform, or cause to be executed, acknowledged, delivered or performed, at any time, or from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.


                                     -D2-6-

             10.7. SEVERABILITY. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting or reducing it so as to be enforceable to the extent compatible with then applicable law.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


                                     -D2-7-

                                    EXECUTION
                                    ---------

     The parties executed this Agreement as a sealed instrument as of the date first above written, whereupon it became binding in accordance with its terms.

                                       POLYMEDICA INDUSTRIES, INC.


                                       By:
                                           --------------------------------
                                           Steven J. Lee
                                           Chairman and Chief Executive Officer



                                        -----------------------------------
                                        Edward F. Reilly


Attachments:

     Exhibit A: Confidentiality and Proprietary Information Agreement



                                     -D2-8-

                                    EXHIBIT A
                                    ---------


                                  FOR EMPLOYEES
                                  -------------
               CONFIDENTIAL AND PROPRIETARY INFORMATION AGREEMENT
               --------------------------------------------------

     In consideration of my employment by PolyMedica Industries, Inc., a Massachusetts corporation (the "Company"), I hereby agree as follows:

     1. I will make full and prompt disclosure to the Company of all inventions, improvements, modifications, discoveries, methods, data, ideas and developments (all of which are collectively termed "developments" hereinafter), whether patentable or not, made or conceived or reduced to practice or learned by me either alone or jointly with others or under my direction during the period of my employment, whether or not made or conceived during normal working hours or on the premises of the Company or any subsidiary or affiliate of the Company. I do not have any developments other than those I have already disclosed to you.

     2. I agree that all developments covered by Paragraph 1 shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in all developments. I further agree as to all developments to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents on developments in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing patents for developments in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance.

     I understand that this Paragraph 2 does not apply to (i) developments for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on my own time, and (a) which does not relate (1) to the business of the Company or any subsidiary or affiliate of the Company or (2) to the actual or demonstrable anticipated research or development of the Company or any subsidiary or affiliate of the Company, and (b) which does not result from any work performed by me for the Company or any subsidiary or affiliate of the Company, and (ii) any other developments which I have brought to the Company's attention in writing and which the Company has declined in writing to utilize or practice.


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



     3. I hereby represent that, to the best of my knowledge, I have no present obligation to assign to any former employer or any other person, corporation or firm, any developments covered by Paragraph 2. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement (either written or oral) in conflict herewith.

     4. I will also assign to the Company any and all copyrights and reproduction rights to any material prepared by me in connection with my employment.

     5. I understand as part of the consideration for the offer of employment extended to me by the Company and of my employment or continued employment by the Company, that I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company any materials or documents of a former employer which are not generally available to the public, unless I have obtained written authorization from the former employer for their possession and use.

     Accordingly, this is to advise the Company that the only materials or documents of a former employer which are not generally available to the public that I have brought or will bring to the Company or have used or will use in my employment are identified on Exhibit B attached hereto, and, as to each such item, I represent that I have obtained prior to the effective date of my employment with the Company written authorization for their possession and use in my employment with the Company.

     6. During the course of my employment by the Company, I may learn of the confidential information of the Company or a subsidiary or affiliate of the Company or confidential information entrusted to the Company by other persons, corporations, or firms. The Company's confidential information includes matters not generally known outside the Company, such as developments relating to existing and future products and services marketed or used by the Company and data relating to the general business operations of the Company (e.g., concerning sales, costs, profits, organizations, customer lists, pricing methods, etc.). I agree not to disclose any confidential information of the Company or of such other persons, corporations, or firms to others or to make use of it, except on the Company's behalf, whether or not such information is produced by my own efforts. Also, I may learn of developments, ways of business, etc., which in themselves are generally known but whose use by the Company is not generally known, and I agree not to disclose to others such use, whether or not such use is due to my own efforts.


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



     7. At the time I begin my employment and during the term of my employment by the Company, except as otherwise provided by my Employment Agreement with the Company or the Stock Purchase Agreement between myself, the Company, Liberty Medical Supply, Inc. and the other stockholders of Liberty Medical Supply, Inc., I will not become employed by or act on behalf of any other person, corporation, or firm which is engaged in any business or activity similar to or competitive with that of the Company, unless such employment has been approved by the Company in writing and signed by an appropriate personnel manager of the Company.

     8. In the event that my employment is transferred by the Company to a subsidiary or affiliated company (as the case may be), my employment by such company will, for the purposes of this Agreement, be considered as continued employment by the Company, unless I execute an agreement substantially similar in substance to this Agreement, in which event my employment by the Company shall be deemed to continue until the effective date of said agreement in any such company for which I become employed.

     9. I hereby give the Company and its assigns permission to reasonably use photographs of me, either during or after my employment, with or without using my name, for whatever purposes it deems necessary.

     10. Upon termination of my employment, unless my employment is transferred to a subsidiary or affiliated company of the Company, I agree to leave with the Company all records, drawings, notebooks, and other documents pertaining to the Company's confidential information, whether prepared by me or others, and also any equipment, tools or other devices owned by the Company, then in my possession however such items are obtained, and I agree not to reproduce any document or data relating thereto. The preceding portions of this Paragraph 10 to the contrary notwithstanding, upon any termination of my employment, I shall be entitled to remove from the Company's premises all of my personal items and effects that do not contain any of the Company's confidential information.

     11. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination, and shall be binding upon my heirs, executors, and administrators.

     12. Prior to entering the employ of the Company I have terminated employment with all past employers.

     13. As a matter of record I have identified on Exhibit A attached hereto all developments relevant to the subject matter of my employment by the Company which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company which I desire to


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



remove from the operation of the Agreement; and I covenant that such list is complete. If there is no such list on Exhibit B, I represent that I have made no such developments at the time of signing this Agreement.

     14. I agree that in addition to any other rights and remedies available to the Company for any breach by me of my obligations hereunder, the Company shall be entitled to enforcement of my obligations hereunder by court injunction.

     15. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, then such provision shall be enforceable to the extent that a court shall deem it reasonable to enforce to any extent, such provision shall be severed and all remaining provisions shall continue in full force and effect.

     16. This Agreement shall be effective as of the date set forth below next to my signature.

     17. This Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


                                     -D2-12-

     IN WITNESS WHEREOF, I have executed this Agreement under seal as of the date below.


Dated:  August __, 1996                           By:
                                                      ------------------------
                                                      Edward F. Reilly


ACCEPTED AND AGREED TO:

PolyMedica Industries, Inc.
11 State Street
Woburn, MA 01801


By:
    -------------------------------
     Steven J. Lee
     Chairman and Chief Executive
       Officer



                                     -D2-13-

                                                                     Exhibit E
                                                                     ---------

                                  Hale and Dorr
                               Counsellors at Law
                                 60 State Street
                           Boston, Massachusetts 02109


                                                     August 30, 1996

Each of the persons listed on
Attachment A attached hereto
- ------------

         Re: Sale of All of the Outstanding Shares of Capital Stock of Liberty Medical Supply, Inc.
                  ----------------------------------------------------------

Gentlemen:

     This opinion is furnished pursuant to Section 10.6 of the Stock Purchase Agreement dated as of August 30, 1996 (the "Agreement") by and among PolyMedica Industries, Inc., a Massachusetts corporation (the "Buyer"), Liberty Medical Supply, Inc., a Florida corporation ("Liberty Medical"), and Mark A. Libratore, Edward F. Reilly and Ann E. Royer (the "Stockholders"). Capitalized terms not otherwise defined herein have the respective meanings ascribed to them in the Agreement.

     We have acted as counsel to the Buyer in connection with the Agreement, providing for the purchase by the Buyer of all of the outstanding shares of capital stock of Liberty Medical (the "Acquired Shares"). As such counsel, we have assisted in the preparation of the Agreement, the Promissory Notes, the Employment Agreements and the Registration Rights Agreement (the "Buyer's Documents").

     We have also examined and are familiar with and have relied upon the following documents:

     (a)  The Articles of Organization and Bylaws, as amended, of the Buyer;

     (b) A certificate, dated as of August 28, 1996, of the Secretary of State of The Commonwealth of Massachusetts certifying to the legal existence and the good standing of the Buyer in The Commonwealth of Massachusetts;

     (c) Resolutions of the Board of Directors of the Buyer approving the purchase by the Buyer of the Acquired Shares and authorizing, among


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



          other things, the execution, delivery and performance by the Buyer of the Buyer's Documents; and

     (d) Such other documents, instruments and certificates (including, but not limited to, certificates of public officials and officers of the Buyer) as we have considered necessary for purposes of this opinion.

     In our examination of the documents described above, we have assumed the genuineness of all signatures, the completeness of all corporate records provided to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

     In rendering this opinion, we have relied, as to all questions of fact material to this opinion, upon certificates of public officials and officers of the Buyer and upon the representations and warranties made by the Buyer in the Agreement. We have not attempted to verify independently such facts, although nothing has come to our attention which would lead us to question the accuracy of such certificates or representations and warranties.

     For purposes of this opinion, we have assumed that each of the Buyer's Documents has been duly authorized, executed and delivered by all parties thereto other than the Buyer and that all such parties have all requisite power, authority and capacity to effect the transactions contemplated by the Buyer's Documents. We have also assumed that each of the Buyer's Documents is the valid and binding obligation of each party thereto other than the Buyer, enforceable against all such parties in accordance with its terms. We do not render any opinion as to the application of any federal or state law or regulation to the power, authority or competence of any party to the Buyer's Documents other than the Buyer.

     Our opinions set forth below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws relating to or affecting the rights and remedies of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing and (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing. Furthermore, we express no opinion as to the availability of any equitable or specific remedy upon any breach of the Buyer's Documents or any of the agreements, documents or obligations referred to therein, or as to the successful assertion of any equitable defense, inasmuch as the availability of such remedies or the success of any such defenses may be subject to the discretion of a court. We express no opinion as to the enforceability of any indemnity provision that indemnifies any person against


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



damages arising from its own negligence or misconduct. We express no opinion as to the enforceability of any covenant or agreement not to compete made or executed in connection with the transactions contemplated by the Buyer's Documents.

     Any reference to "our knowledge," or "knowledge," or references to matters that are "known to us," "of which we are aware" or that have "come to our attention" or any variation of any of the foregoing shall mean the conscious awareness of the attorneys in this firm who have rendered substantive attention to the transactions contemplated by the Buyer's Documents of the existence or absence of any facts which would contradict our opinions set forth below. We have not undertaken, for purposes of this opinion, any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Buyer. Without limiting the foregoing, for purposes of our opinions below, we have not searched any computerized or electronic databases, nor have we conducted a search of the dockets of any court or administrative or other regulatory agency or other filing office in any jurisdiction.

     Our opinion expressed in paragraph 1 below as to the valid existence and good standing of the Buyer as a corporation incorporated in the jurisdiction referred to therein, is based solely upon the certificate referred to in clause
(b) above, a copy of which has been furnished to you, and our opinion is limited accordingly and rendered as of the date of such certificate. We express no opinion as to the tax good standing of the Buyer.

     We express no opinion herein as to the laws of any state or jurisdiction other than state laws of The Commonwealth of Massachusetts and the federal laws of the United States of America. To the extent that the laws of any other jurisdiction govern the agreements or transactions as to which we are opining herein, we have assumed, with your permission, that such laws are identical to those of the state laws of The Commonwealth of Massachusetts, and we express no opinion herein as to whether such assumption is reasonable or correct.

     For purposes of our opinions rendered below, we have assumed that the facts and law governing the future performance by the Buyer of its obligations under the Buyer's Documents will be identical to the facts and law governing its performance on the date of this opinion.

     On the basis of and subject to the foregoing, we are of the opinion that:

     1. The Buyer is a corporation validly existing and in corporate good standing under the laws of The Commonwealth of Massachusetts and has all requisite corporate power and authority to execute and deliver



                                      -E-3-
          the Buyer's Documents, and to consummate the transactions contemplated thereby.

     2. The Shares of the Buyer's Common Stock when issued in accordance with the terms of the Stock Purchase Agreement will have been validly issued, fully paid and nonassessable.

     3. The execution and delivery by the Buyer of the Buyer's Documents, and the performance by the Buyer of its obligations thereunder, have been duly authorized by all requisite corporate action on the part of the Buyer.

     4. The Buyer's Documents have been duly executed and delivered by the Buyer and constitute the valid and binding obligations of the Buyer, enforceable against it in accordance with their respective terms.

     5. The execution and delivery of the Buyer's Documents by the Buyer, and the performance by the Buyer of its obligations thereunder do not, and will not, conflict with or result in any breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Organization or Bylaws of the Buyer.

     This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is solely for your benefit in connection with the consummation of the transactions contemplated by the Agreement, and may not be quoted or relied upon by any other person or used for any other purpose, without our prior written consent. John K.P. Stone, III, partner in this Firm, is the Assistant Clerk of the Buyer.


                                         Very truly yours,



                                         Hale and Dorr



                                      -E-4-

                                  Attachment A
                                  ------------


PolyMedica Industries, Inc., a Massachusetts corporation
Liberty Medical Supply, Inc., a Florida corporation
Mark A. Libratore
Edward F. Reilly
Ann E. Royer



                                      -E-5-